UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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One Liberty Properties, Inc.
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ONE LIBERTY PROPERTIES, INC.
60 Cutter Mill Road
Great Neck, New York 11021
(516) 466-3100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 13, 2019

The annual meeting of stockholders of One Liberty Properties, Inc. will be held at our offices, located at 60 Cutter Mill Road, Suite 303, Great Neck, NY, on Thursday, June 13, 2019 at 9:30 a.m., local time, to consider and vote on the following matters:

1.	The election of three directors, each to serve until the 2022 Annual Meeting of Stockholders and until his successor is duly elected and qualifies;
2.	A proposal to approve the One Liberty Properties, Inc. 2019 Incentive Plan;
3.	A proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019; and
4.	Any other business properly brought before the meeting.

The Board of Directors recommends that you vote “FOR” the election of each of the nominees listed in the accompanying proxy statement and “FOR” proposals 2 and 3.

Holders of record of our common stock at the close of business on April 18, 2019 are entitled to notice of and to vote at the annual meeting and any adjournment thereof.

It is important that your shares be represented and voted at the meeting. To assure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it in the enclosed prepaid envelope, whether or not you plan to attend the meeting. Most stockholders can also vote by telephone or via the internet. Telephone and internet voting information is provided on the accompanying proxy card. Your proxy may be revoked in the manner described in the accompanying proxy statement at any time before it has been voted at the meeting.

By Order of the Board of Directors

Mark H. Lundy, Secretary

Dated: April 23, 2019

We urge each stockholder to promptly sign and return the enclosed proxy card or use telephone or internet voting. See our questions and answers about the meeting for information about voting by telephone or internet, how to revoke a proxy, and how to vote shares in person.

ONE LIBERTY PROPERTIES, INC.

PROXY STATEMENT

GENERAL

Our board of directors, or the “board,” is furnishing you with this proxy statement to solicit proxies on its behalf to be voted at the 2019 annual meeting of stockholders of One Liberty Properties, Inc. The meeting will be held at our offices, 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021 on Thursday, June 13, 2019 at 9:30 a.m., local time. The proxies will be voted at the meeting and may also be voted at any adjournments or postponements of the meeting.

All properly executed proxy cards, and all properly completed proxies submitted by telephone or by the internet, that are delivered pursuant to this solicitation, will be voted at the meeting in accordance with your directions, unless the proxy is revoked before the meeting.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will consider and vote on the following matters:

•	election of three directors to hold office until the 2022 annual meeting and until their respective successors are duly elected and qualify;
•	approval of the One Liberty Properties, Inc. 2019 Incentive Plan, which we refer to as the Plan or the 2019 Incentive Plan;
•	ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019; and
•	such other matters as may properly come before the meeting.

How does the Board of Directors recommend that I vote at the annual meeting?

Our Board of Directors recommends that you vote:

•	“FOR” the election of each of Jeffrey A. Gould, Matthew J. Gould and J. Robert Lovejoy, each to hold office until the 2022 annual meeting and his successor is duly elected and qualifies
•	“FOR” the proposal to approve the 2019 Incentive Plan; and
•	“FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019.

The persons named as proxies will vote in their discretion on any other matter properly brought before the annual meeting.

Who is entitled to vote?

We are mailing this proxy statement on or about April 29, 2019 to our stockholders of record as of the close of business on April 18, 2019, which we refer to as the record date. The record date was established by our board of directors. Stockholders as of the close of business on the record date are entitled to receive notice of and to vote their shares at the meeting. Each outstanding share of common stock is entitled to one vote. As of the record date, 19,685,103 shares of our common stock were outstanding and entitled to vote at the meeting.

How do I vote?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Co., LLC, you are considered the stockholder of record with respect to those shares and the proxy card was sent directly to you by us. In that case, you may instruct the proxy holders named in the proxy card how to vote your shares of common stock in one of the following ways:

•	Vote online. You may vote online at www.voteproxy.com. To vote online, you must have your control number provided in the proxy card.
•	Vote by telephone. You may vote by telephone by calling 1-800-PROXIES (1-800-776-9437). To vote by telephone, you must have the control number provided in your proxy card.
•	Vote by regular mail. If you would like to vote by mail, please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.
•	Vote by attending the meeting in person.

Proxies submitted over the internet, by telephone or by mail must be received by 11:59 p.m. New York City time, on June 12, 2019. If you vote by telephone or via the internet, it is not necessary to return your proxy card.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and a voting instruction form was forwarded to you by that organization. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. You should instruct your broker or nominee how to vote your shares by following the voting instructions provided by your broker or nominee. If you wish to vote in person at the annual meeting, you must contact the broker or nominee to obtain a legal proxy from the broker or nominee.

How will my shares be voted?

If you are a stockholder of record as of the close of business on the record date and you do not mark any selections but return the signed proxy card, your shares will be voted by the proxies named on the proxy card in favor of the three nominees for election as directors, in favor of the proposal to approve the 2019 Incentive Plan and in favor of the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019. If you are a stockholder of record as of the close of business on the record date and you return the signed proxy card, the proxy holders may vote in their discretion with respect to any other matters that properly come before the meeting. If any nominee named in this Proxy Statement is unwilling or unable to serve as a director, our Board may nominate another individual for election as a director at the Annual Meeting, and the persons named as proxy holders will vote for the election of any substitute nominee.

If you are a stockholder of record as of the close of business on the record date and you wish to name as a proxy someone other than the proxies named on the proxy card, you may do so by crossing out the name of the designated proxies and inserting the name of another person. In that case, it will be necessary to sign the proxy card and deliver it to the person so named and for the person so named to be present at and vote at the meeting with the properly executed and marked proxy card. Proxy cards so marked should not be mailed to us or to American Stock Transfer and Trust Company, LLC.

If your shares are held in “street name” and a voting instruction form was forwarded to you by your brokerage firm, bank, broker-dealer, or other similar organization, then, under NYSE rules and Maryland law:

•	With respect to Proposal No. 1 (Election of Directors), your broker, bank or other nominee is not entitled to vote your shares if no instructions are received from you. Broker non-votes, if any, will have the result of a vote against the election of each of the nominees.
•	With respect to Proposal No. 2 (Approval of 2019 Incentive Plan), your broker, bank or other nominee is not entitled to vote your shares if no instructions are received from you. Broker non-votes, if any, will have no effect on the proposal to approve the 2019 Incentive Plan.

•	With respect to Proposal No. 3 (Ratification of Independent Registered Public Accounting Firm), your broker is entitled to vote your shares if no instructions are received from you.

Who will count the vote?

A representative of our transfer agent, American Stock Transfer and Trust Company, LLC, will tabulate the votes and act as inspector of elections.

Can I revoke my proxy before it is exercised?

If you hold stock directly in your name, you can revoke your proxy at any time before it is voted at the annual meeting by filing a written revocation with our Secretary, or delivering to American Stock Transfer and Trust Company, LLC a properly executed proxy bearing a later date. You may also revoke your proxy with a timely and valid later telephone or Internet vote or by attending the meeting and voting in person. If not so revoked, the shares represented by such proxy will be voted.

If your shares are held in the name of a broker, bank or other nominee, you must contact such nominee and comply with the nominee’s procedures if you want to revoke or change the instructions that you previously provided to the nominee. Attendance at the meeting will not by itself automatically revoke a previously granted proxy.

What constitutes a quorum?

A quorum is the presence in person or by proxy of stockholders holding a majority of shares entitled to vote at the meeting. To constitute a quorum, at least 9,842,552 shares must be present in person or by proxy at the meeting. Generally, action cannot be taken at the meeting unless a quorum is present.

Abstentions and brokers non-votes will be considered present for the purpose of determining the presence of a quorum.

Is my vote important?

Yes. Under applicable rules, brokers, banks and other nominees are prohibited from voting shares held in street name on matters pertaining to the election of directors or the approval of the 2019 Incentive Plan unless the client specifically instructs his or her nominee to vote their shares. Shares held in street name and for which voting instructions are not provided and accordingly, as to which bank, brokers and other nominees do not have discretionary authority to vote on their clients’ behalf, are referred to “broker non-votes.” Because “broker non-votes” will have the effect of a vote against the election of the nominees identified herein as standing for election and against the approval of the 2019 Incentive Plan, it is very important that you vote your shares.

How many votes does it take to approve the items to be voted upon?

The affirmative vote of a majority of the outstanding shares is required for the election of each nominee for director. Accordingly, abstentions and broker non-votes will have the effect of the vote against the election of such nominee.

The affirmative vote of a majority of the votes cast on the proposal to approve the Plan is required for its approval. Abstentions will have the effect of a vote against the Plan, but broker non-votes will not have any impact on such proposal.

The affirmative vote of a majority of all of the votes cast on the proposal is required for approval of the proposal to ratify the selection of Ernst & Young LLP. Abstentions will not be counted as votes cast and will not have any impact on such proposal. Brokers, banks and other nominees are not prohibited from voting shares held in street name in their discretion on this proposal, and we do not expect to receive any broker non-votes on this proposal.

Who is soliciting my vote and who pays the cost?

Our board of directors is soliciting proxies for the meeting and we will pay the entire cost of the solicitation, including preparing and mailing this proxy statement. In addition to the solicitation of proxies by mail and through our and our affiliates’ employees, we will request banks, brokers, custodians, nominees and other record holders to forward copies of the proxy statement and other soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. We will reimburse such record holders for their reasonable out-of-pocket expenses in forwarding proxies and proxy materials to stockholders. We have retained DF King for a fee of $6,000 plus expenses and other customary charges, to aid in the solicitation of proxies from our stockholders. To the extent necessary to ensure sufficient representation at the meeting, we or our proxy solicitor may solicit the return of proxies by personal interview, mail, telephone, facsimile, internet or other means of electronic transmission. The extent to which this will be necessary depends upon how promptly proxies are returned. We urge you to send in your proxy without delay.

What is householding?

Stockholders who share the same address and last name may receive only one copy of the proxy materials unless we, in the case of stockholders of record, or such stockholder’s broker, bank or nominee, in the case of stockholders whose shares are held in street name, receive contrary instructions. This practice, known as “householding,” is designed to reduce printing and mailing costs. Stockholders desiring to discontinue householding and receive a separate copy of the proxy materials, may (1) if their shares are held in street name, notify their broker, bank or nominee or (2) if they are stockholders of record, direct a written request to: One Liberty Properties, Inc., 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021, Attn: Secretary.

When are stockholder proposals due for the 2020 Annual Meeting?

If a stockholder wants a proposal to be included in our proxy statement for the 2020 annual meeting of stockholders, the proposal, in writing and addressed to our Secretary, must be received by us no later than December 30, 2019. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement in accordance with applicable regulations governing the solicitation of proxies.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead intended to be presented directly at the 2020 annual meeting, rules and regulations promulgated by the Securities and Exchange Commission permit us to exercise discretionary voting authority to the extent conferred by proxy if we:

•	receive notice of the proposal before March 15, 2020, and advise stockholders in the proxy statement for our 2020 annual meeting of stockholders of the nature of the proposal and how management intends to vote on such matter; or
•	do not receive notice of the proposal before March 15, 2020.

Notices of intention to present proposals at our 2020 annual meeting should be submitted in writing and addressed to our Secretary.

What other information about us is available?

Stockholders can call (516) 466-3100 or write to us at 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021, Attention: Secretary, to request a copy of our Annual Report on Form 10-K. This and other important information about us is also available on our web site which is located at www.onelibertyproperties.com. Our Annual Report to Stockholders for 2018 accompanies this proxy statement.

GOVERNANCE OF THE COMPANY

General

Pursuant to the Maryland General Corporation Law and our by-laws, as amended, our business, property and affairs are managed by or under the direction of our board of directors. Members of the board are kept informed of our business through discussions with our chief executive officer, chairman of our board and other officers, by reviewing materials provided to them and by participating in meetings of the board and its committees.

During 2018, the board held four meetings. All of the directors attended at least 75% of the total number of meetings of the board of directors and the board committees of which such director was a member. Our non-management directors meet at regularly scheduled executive sessions without management. We encourage our directors to attend the annual meeting of stockholders. Last year, all of our directors attended our annual meeting of stockholders.

Leadership Structure

The board of directors designated J. Robert Lovejoy as its “Independent Lead Director.” Among other things, the Lead Director presides at, and prepares the agenda for, executive sessions of the independent directors, recommends to the chairman of the board matters to be considered and materials to be reviewed by the board, participates in meetings of the committees of the board, serves as an independent point of contact for stockholders desiring to communicate with the board and performs such other duties and responsibilities as are assigned to him by a majority of the non-management directors.

Our company is led by Matthew J. Gould, chairman of our board, Fredric H. Gould, vice chairman of our board and Patrick J. Callan, Jr., president and chief executive officer. Although the board of directors has not established a policy on whether the role of the chairman and chief executive officer should be separated, the board of directors believes our current structure is the most appropriate structure at this time because it makes the best use of the abilities of these individuals.

Risk Oversight

Management is responsible for the day-to-day management of risks we face. Our board of directors has overall responsibility for overseeing risk management with a focus on the more significant risks facing us. Our audit committee oversees risk policies and processes related to our financial statements, financial reporting processes and liquidity risks, our compensation committee oversees risks relating to remuneration of our full-time officers, and our nominating and corporate governance committee oversees corporate governance risks. A portion of each quarterly meeting of the audit committee is devoted to reviewing with management, among other things, property portfolio issues which could have a material adverse impact on current or future operations or financial condition including, potential or actual impairments, if any, liquidity risks, debt covenants and maturities, lease expirations; and, as required, reviewing risks arising from related party transactions. Each audit committee meeting is generally attended by our chairman of the board, chief executive officer, and chief operating officer who are there, among other things, to respond to issues relating to tenant matters or property operations. In addition, at each meeting of the audit committee, our chief financial officer, our chief accounting officer, the accounting firm performing the internal audit function on our behalf and our independent registered public accounting firm report to the committee with respect to compliance with our internal control policies to ascertain that no failures of a significant or material nature have occurred. This process assists the audit committee in overseeing the risks related to our financial statements and the financial reporting process.

At each meeting of the board of directors, the significant risk issues reviewed by the audit committee at its most recent meeting are discussed by the Board.

Our compensation committee monitors risks associated with our compensation structure. The compensation committee believes that the compensation programs which are in place do not give rise to any risk that is reasonably likely to have a material adverse effect on us.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that is designed to help our directors, officers, employees, agents and consultants resolve ethical issues. This code applies to all directors, officers, employees, agents and consultants, including our chief executive officer, principal financial officer, principal accounting officer or persons performing similar functions. The code covers a variety of topics, including those required by the Securities and Exchange Commission and the New York Stock Exchange. Topics covered include conflicts of interest, confidentiality of information, and compliance with laws and regulations.

During 2018, there were no amendments to the code and no waivers of the provisions of the code with respect to any of our directors, officers, employees, agents or consultants. We will post any amendments to, or waivers of, our code on our website. See “Additional Information and Notice of Internet Availability of Proxy Materials” to obtain access to, or copies of, our code of business conduct and ethics.

Committees of the Board of Directors

We have three standing committees: audit, compensation and nominating and corporate governance. Our board has adopted corporate governance guidelines that address the make-up and function of the board and a charter for each of these committees. The charter for each committee requires that such committee be comprised of at least three independent directors and in the case of the audit committee, also requires that at least one member of the committee qualify as a “financial expert.” All of the members of each committee were independent during their period of service on such committee and in the case of the audit committee, each such member was also financially literate. See “Additional Information” to obtain access to, or copies of, our corporate governance guidelines and committee charters.

The table below provides membership and meeting information for each of the standing board committees for 2018:

Name	Audit	Compensation		Nominating and Corporate Governance
Charles Biederman		✓		✓
Joseph A. DeLuca	✓
J. Robert Lovejoy		✓		✓
Louis P. Karol				Chair
Leor Siri(1)	Chair
Eugene I. Zuriff	✓	Chair
Number of Meetings	5	5	(2)	2	(2)
(1)	Mr. Siri served as our audit committee financial expert in 2018.
(2)	Includes a joint meeting of the compensation committee and nominating and corporate governance committee.

Audit Committee

This committee is responsible for assisting the board in overseeing, among other things, (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, (iv) the performance of the independent registered public accounting firm, (v) the performance of the accounting firm performing our internal control audit function, and (vi) the preparation of the audit committee report required by the Securities and Exchange Commission for inclusion in this proxy statement. The audit committee is also responsible for the selection and engagement of our independent registered public accounting firm, for approving the fees paid to such firm and for approving related party transactions.

Compensation Committee

This committee recommends the base salary and annual bonus to our full-time senior executive officers and the fees to be paid to our directors, determines (or delegates, in the manner and to the extent permitted by applicable law, the determination of) all awards under our equity based incentive plans, oversees compliance with our stock ownership guidelines, and as noted earlier, monitors risks associated with our compensation structure.

Nominating and Corporate Governance Committee

This committee is responsible for, among other things, recommending a slate of directors for election to the board of directors at the annual stockholders’ meeting, recommending committee assignments to the board of directors, identifying and recommending candidates to fill vacancies on the board of directors between annual stockholder meetings, recommending a slate of officers for election by the board of directors at the annual directors’ meeting, proposing, monitoring and recommending changes to our corporate governance guidelines and overseeing the evaluation of the effectiveness of our board of directors and the committees thereof.

Director Qualifications

The board believes that it should be comprised of directors with complementary backgrounds, and that directors should, at a minimum, have experience which is relevant to our business or otherwise be of assistance to the board in its deliberations. Our nominating and corporate governance committee, which we refer to as the nominating committee, has not adopted a formal diversity policy in connection with the consideration of director nominations or the selection of nominees. It considers the personal and professional attributes and the experience of each director candidate to promote diversity of expertise and experience among our directors. Additionally, directors should possess the highest personal and professional ethics in order to perform their duties properly, and should be willing and able to devote the required amount of time to our business.

When considering candidates for director, the nominating committee will take into account a number of factors, including the following:

•	Independence, including independence from management and pursuant to the New York Stock Exchange’s director independence standards;
•	Whether the candidate has relevant business experience;
•	Judgment, skill, integrity and reputation;
•	Financial and accounting background, to enable the nominating committee to determine whether the candidate would be suitable for audit committee membership;
•	Executive compensation background, to enable the nominating committee to determine whether the candidate would be suitable for compensation committee membership; and
•	The size and composition of the existing board.

The nominating committee will consider candidates for director suggested by stockholders applying the criteria for candidates described above and considering the additional information referred to below. Stockholders wishing to suggest a candidate for director should write to our Secretary and include:

•	A statement that the writer is a stockholder and is proposing a candidate for consideration by the nominating committee;
•	The name of and contact information of the candidate;
•	A detailed statement of the candidate’s business and educational experience and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our board of directors;
•	Information regarding each of the factors listed above sufficient to enable the nominating committee to evaluate the candidate;

•	A statement detailing any relationship between the candidate and any of our competitors, affiliated companies or officers or directors;
•	Detailed information about any relationship or understanding between the proposing stockholder and the candidate; and
•	A statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

When seeking candidates for director, the nominating committee may solicit suggestions from management, incumbent directors and others. The nominating committee or its chairman will interview a candidate if it believes the candidate might be suitable to be a director. The nominating committee may also ask the candidate to meet with management.

The nominating committee generally intends to recommend that the board nominate incumbent directors whom the committee believes will continue to make important contributions to us, inasmuch as the committee believes that the continuing service of qualified incumbents promotes stability and continuity, giving us the benefit of the familiarity and insight into our affairs that its directors have accumulated during their tenure, while contributing to the Board’s ability to work as a collective body.

Independence of Directors

The Board affirmatively determined that for the purposes of the corporate governance requirements of the New York Stock Exchange, each of (i) Charles Biederman, Joseph A. DeLuca, J. Robert Lovejoy, Louis P. Karol, Leor Siri and Eugene I. Zuriff, constituting 60% of our directors and (ii) the members of our audit, compensation and nominating and corporate governance committees, is independent. The Board based these determinations primarily on a review of the responses of our directors to questions regarding employment and compensation history, affiliations and family and other relationships, discussions with directors and relevant facts and circumstances provided to management of any relationships bearing on the independence of a director.

In evaluating the independence of Messrs. Biederman, Lovejoy and Karol, the Board was aware that each of such directors has agreed to invest up to $250,000, as limited partners in a fund, which we refer to as the New Fund, in each case representing 2% of the low range of New Fund’s anticipated capitalization. New Fund intends to invest in real estate properties – we have no interest in acquiring the properties that New Fund intends to acquire. The manager of New Fund is an affiliate of Gould Investors. In concluding that such directors are independent, the Board took into account, among other things, the limited voting rights associated with the limited partnership interests, that such directors do not have any management involvement in Gould Investors or New Fund, and that each such director’s investment does not constitute a significant component of such director’s net worth. Gould Investors is an affiliate of ours and is primarily engaged in the ownership and operation of real estate properties held for investment. See “Certain Relationships and Related Transactions.”

Compensation Committee Interlocks and Insider Participation

None of the compensation committee members were ever officers or employees of our company or has had any relationship requiring disclosure by us under any paragraph of Item 404 (Transactions with Related Persons, Promoters and Certain Control Persons) of Regulation S-K.

Communications with Directors

Stockholders, employees and other interested persons who want to communicate with the board, any committee of the board, or any individual director can write to:

One Liberty Properties, Inc.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Attention: Secretary

The Secretary will:

•	Forward the communication to the director or directors to whom it is addressed;

•	Attempt to handle the inquiry directly; for example where it is a request for information about the company or it is a stock-related matter; or
•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each board meeting, the Secretary will present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the directors on request.

In the event that a stockholder, employee or other interested person would like to communicate with our non-management directors confidentially, they may do so by sending a letter to “Independent Lead Director” at the address set forth above. Please note that the envelope must contain a clear notation that it is confidential.

Compensation of Directors

The following table sets forth the cash compensation payable in 2018 to the non-management directors for service on our board and its committees:

		Committee
	Board	Audit	Compensation	Nominating
Annual retainer(1)	$32,000	$12,000	$6,000	$5,000
Participation in meeting	1,000	—	—	—
Chairman’s annual retainer(2)	275,625	15,000	8,500	7,000
Vice Chairman’s annual retainer(2)	110,250	—	—	—
Lead director’s annual retainer	25,000	—	—	—
(1)	The amounts paid for serving as the chair of the applicable committee are in addition to the annual retainer for service on such committee.
(2)	Matthew J. Gould and Fredric H. Gould, members of management, were paid the Chairman’s and Vice Chairman’s annual retainer, respectively. See “Executive Compensation— Compensation Discussion and Analysis — Compensation of the Chairman and Vice Chairman of the Board” and “Certain Relationships and Related Transactions.”

In addition, non-management directors are awarded shares of restricted common stock annually – the number of such shares varies from year to year. In each of 2018 and 2019, each such director was awarded 3,200 shares of restricted stock. The restricted stock vests on a cliff vesting basis five years after the grant, subject to acceleration upon the occurrence of specified events; during the vesting period, the owner is entitled to vote and receive distributions, if any, on such shares.

Our non-management directors received the following compensation for 2018:

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Charles Biederman	47,000	80,992	127,992
Joseph A. DeLuca	48,000	80,992	128,992
J. Robert Lovejoy	72,000	80,992	152,992
Louis P. Karol	48,000	80,992	128,992
Leor Siri	63,000	80,992	143,992
Eugene I. Zuriff	62,500	80,992	143,492
(1)	The compensation received by: (a) Matthew J. Gould, Chairman of the Board, Fredric H. Gould, Vice Chairman of the Board and Patrick J. Callan, Jr., President, Chief Executive Officer and a Director, is set forth in the Summary Compensation Table; and (b) Jeffrey A. Gould, a Senior Vice President and Director, is set forth in “Certain Relationships and Related Transactions.”
(2)	Includes all fees earned for services as a director, including annual retainer fees, committee and committee chairman fees, independent lead director fee and meeting fees of $1,000 per board meeting. Each non-management director is entitled to reimbursement of travel and other expenses incurred in connection with attendance at board and committee meetings, which amounts are not included in this table.

(3)	Represents the aggregate grant date fair value of these restricted stock awards computed in accordance with Accounting Standards Codification Topic 718—Stock Compensation, which we refer to as ASC Topic 718. The closing price per share on January 18, 2018, the grant date, was $25.31 – on such date, each of these directors was awarded 3,200 shares of restricted stock. These shares vest in January 2023. On January 10, 2019, each non-management director was granted 3,200 shares of restricted stock with a grant date fair value of $25.70 per share. Such shares vest in January 2024.

The table below shows the number of outstanding shares of our unvested restricted stock and the value thereof held by each non-management director at December 31, 2018:

Name(1)	Unvested Restricted Stock (#)	Market Value of Unvested Restricted Stock ($)(2)
Charles Biederman	14,200	343,924
Joseph A. DeLuca	14,200	343,924
J. Robert Lovejoy	14,200	343,924
Louis P. Karol	14,200	343,924
Leor Siri	11,700	283,374
Eugene I. Zuriff	14,200	343,924
(1)	Information regarding the outstanding restricted stock units (“RSUs”) and shares of restricted stock held by Fredric H. Gould, Patrick J. Callan, Jr. and Matthew J. Gould, our named executive officers who also serve as directors, is set forth under “Executive Compensation – Outstanding Equity Awards at Fiscal Year End.”
(2)	The closing price on the New York Stock Exchange on December 31, 2018 for a share of our common stock was $24.22.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND OFFICERS

The following table sets forth, as of March 21, 2019, information concerning shares of our common stock owned by (i) all persons known to own beneficially 5% or more of our outstanding stock, (ii) all directors and nominees for election as directors, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers as a group:

Name	Amount of Beneficial Ownership(1)	Percent of Class
Charles Biederman(2)	26,650	*
Patrick J. Callan, Jr.	221,460	1.1%
Joseph A. DeLuca(3)	40,736	*
Fredric H. Gould(4)(5)	2,449,544	12.5%
Jeffrey A. Gould(4)(6)	2,101,089	10.7%
Matthew J. Gould(4)(7)	2,088,742	10.7%
David W. Kalish(8)	328,154	1.7%
Louis P. Karol	25,025	*
J. Robert Lovejoy(9)	71,380	*
Lawrence G. Ricketts, Jr.	127,424	*
Leor Siri(10)	14,900	*
Eugene I. Zuriff(11)	35,057	*
Directors and executive officers as a group (20 individuals)(4)	4,294,045	21.9%
Gould Investors L.P.(4)(12)	1,785,976	9.1%
BlackRock, Inc.(13)	1,324,174	6.8%
The Vanguard Group(14)	1,583,218	8.1%
Vanguard Specialized Funds – Vanguard REIT Index Fund(15)	692,664	3.5%
*	Less than 1%
(1)	Securities are listed as beneficially owned by a person who directly or indirectly holds or shares the power to vote or to dispose of the securities, whether or not the person has an economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership of shares within 60 days of March 21, 2019. The percentage of beneficial ownership is based on 19,589,220 shares of common stock outstanding on March 21, 2019.
(2)	Excludes 54,433 shares owned by his spouse, as to which he disclaims any beneficial ownership interest.
(3)	Includes shares of common stock owned by a corporation of which he is the sole shareholder. Excludes 500 shares of common stock owned by his wife as to which he disclaims beneficial ownership.
(4)	Fredric H. Gould, Matthew J. Gould and Jeffrey A. Gould are the directors of the corporate managing partner of Gould Investors L.P., which we refer to as Gould Investors, and accordingly may be deemed to share voting and dispositive power with respect to the shares owned by Gould Investors.
(5)	Includes 481,636 shares of common stock owned directly, 1,785,976 shares of common stock owned by Gould Investors and 181,932 shares of common stock owned by entities, pension trusts and a foundation over which he has sole or shared voting and dispositive power. Excludes 56,440 shares of common stock owned by his wife, as to which shares he disclaims beneficial ownership.

(6)	Includes 294,852 shares of common stock owned directly, 1,785,976 shares of common stock owned by Gould Investors and 13,977 shares of common stock owned by a foundation over which he has shared voting and dispositive power. Also includes 6,284 shares of common stock owned as custodian for one of his children as to which shares he disclaims beneficial ownership.
(7)	Includes 250,599 shares of common stock owned directly, 1,785,976 shares of common stock owned by Gould Investors and 13,977 shares of common stock owned by a foundation over which he has shared voting and dispositive power. Also includes 38,190 shares of common stock owned as custodian for his children as to which shares he disclaims beneficial ownership.
(8)	Includes 154,904 shares of common stock owned directly and by his IRA and profit sharing trust, of which he is the sole beneficiary, and 173,250 shares of common stock owned by pension trusts over which he has shared voting and dispositive power. Excludes 500 shares of common stock owned by his wife, as to which shares he disclaims beneficial ownership.
(9)	Includes shares of common stock owned by his IRA. Excludes 11,458 shares of common stock owned by his wife as to which shares he disclaims beneficial ownership.
(10)	Excludes 285 shares held by his spouse, as custodian for their children, as to which shares he disclaims beneficial ownership.
(11)	Excludes 5,000 shares of common stock owned by his wife, as to which shares he disclaims beneficial ownership.
(12)	Address is 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021. This stockholder is primarily engaged in the ownership and operation of real estate properties held for investment.
(13)	As of December 31, 2018, based (other than with respect to percentage ownership) on information set forth in Amendment No. 8 to Schedule 13G filed with the SEC on February 6, 2019 by this reporting person whose business address is 55 East 52nd Street, New York, NY 10055. This reporting person reported that it has sole voting power with respect to 1,288,603 shares, sole dispositive power with respect to 1,324,174 shares and that it does not share voting or dispositive power with respect to the shares it beneficially owns.
(14)	As of December 31, 2018, based (other than with respect to percentage ownership) on information set forth in Amendment No. 6 to Schedule 13G filed with the SEC on February 11, 2019 by this reporting person, whose business address is 100 Vanguard Blvd., Malvern, PA, 19355. This reporting person reported that it has sole voting power with respect to 13,464 shares, shared voting power with respect to 1,000 shares, sole dispositive power with respect to 1,569,554 shares and shared dispositive power with respect to 13,664 shares.
(15)	As of December 31, 2018, based (other than with respect to percentage ownership) on information set forth in Amendment No. 5 to Schedule 13G filed with the SEC on January 31, 2019 by this reporting person, whose business address is 100 Vanguard Blvd., Malvern, PA, 19355. This reporting person reported that it has sole voting power with respect to such shares.

ELECTION OF DIRECTORS

(Proposal 1)

Pursuant to our by-laws, as amended, the number of our directors is determined by our board of directors. Our Board currently consists of 10 directors. The board is divided into three classes and the classes are elected on a staggered basis. Each class is elected to serve a three year term and is to be as equal in size as is possible. The terms of Jeffrey A. Gould, Matthew J. Gould and J. Robert Lovejoy expire at the 2019 annual meeting. Each of them has been recommended to the board of directors by the nominating committee for election at the annual meeting. Seven other individuals serve as directors but are not standing for election because their terms extend past the date of the annual meeting. Proxies will not be voted for a greater number of persons than the number of nominees named in the proxy statement.

It is contemplated that all the nominees will stand for election. Should any nominee become unavailable for election, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee recommended by the board of directors.

If any director is unable to serve his full term, the board, by majority vote of the directors then in office, may designate a substitute.

Nominees for Election to serve until the 2022 Annual Meeting

The following table sets forth information regarding the nominees for director to hold office until the 2022 annual meeting of stockholders:

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
Jeffrey A. Gould 53 Years
Director since 1999, Vice President from 1989 to 1999 and Senior Vice President since 1999; Since 1996, President, from 1996 through 2001, Chief Operating Officer, and since 2002, Chief Executive Officer of BRT

Apartments Corp. (the successor to BRT Realty Trust), a New York Stock Exchange listed real estate investment trust; Director of BRT Apartments since 1997; Since 1996, Senior Vice President and since 2013, director of Georgetown Partners, Inc., the managing general partner of Gould Investors. Jeffrey A. Gould is the son of Fredric H. Gould and brother of Matthew J. Gould. Mr. Gould has spent his entire career in the real estate business. His principal activity for more than the past 17 years has been first as chief operating officer and then as chief executive officer of BRT Apartments. His experience in operating a public REIT and expertise in evaluating real estate acquisitions and dispositions, makes him a valued member of our board.

Matthew J. Gould 59 Years
Chairman since June 2013, Vice Chairman from 2011 through June 2013; Director since 1999; President and Chief Executive Officer from 1989 to 1999 and a Senior Vice President from 1999 through 2011; From 1996 through 2013, President, and from 2013, Chairman of the Board and Chief Executive Officer of Georgetown Partners, the managing general partner of Gould Investors; Senior Vice President of BRT Apartments since 1993 and director since 2001; Vice President of Majestic for more than the past five years. Matthew J. Gould is the son of Fredric H. Gould and brother of Jeffrey A. Gould. In addition to his general knowledge of real estate matters, he devotes a significant amount of his business time to the acquisition and sale of real property, and he brings his knowledge and expertise in these areas to his board activities. He also has experience in

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations mortgage financing and real estate management, activities in which he is frequently involved. His more than 30 years’ experience as a real estate executive is a valuable asset to our board of directors.

J. Robert Lovejoy 74 Years
Director since 2004 and Independent Lead Director since 2011; Founder and principal of J.R. Lovejoy & Co. LLC, providing consulting and advisory services to corporate, investment and financial clients; Partner and Chief Administrative Officer of Deimos Asset Management LLC, a privately owned multi-strategy fund management company, from 2015 to 2016. Director from 2000 to 2013, Chairman from 2011 to 2013, and Interim Chief Executive Officer from 2011 to 2012 of Orient-Express Hotels Ltd., (now called Belmond Ltd.), a luxury lodging and adventure travel company; Partner, Chief Administrative Officer and General Counsel of Coatue Management LLC, a privately owned investment management company, from 2009 through 2010; Managing Director of Groton Partners, LLC, merchant bankers, from 2006 to 2009; Senior Managing Director of Ripplewood Holdings, LLC, a private equity investment firm, from 2000 to 2005; Managing Director of Lazard Freres & Co. LLC and General Partner of Lazard’s predecessor partnership from 1984 to 2000; Partner, and previously Associate, of Davis Polk & Wardwell, law firm, from 1971 to 1984. Mr. Lovejoy, an attorney, has extensive experience in asset management and investment and merchant banking, and throughout his career has been involved in raising capital in private and public transactions, mergers and acquisitions, business law and accounting issues. His extensive experience in these areas makes him a valued member of our board of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF JEFFREY A. GOULD, MATTHEW J. GOULD AND J. ROBERT LOVEJOY AS DIRECTORS.

Directors to Continue in Office Until the 2020 Annual Meeting

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
Charles L. Biederman 85 Years
Director since 1989; Chairman from 2008 to 2010 of Universal Development Company, a commercial general contractor engaged in turnkey hotel, commercial and residential projects; Principal of Sunstone Hotel Investors, LLC, a company engaged in the management, ownership and development of hotel properties, from 1994 to 2007; Executive Vice President of Sunstone Hotel Investors, Inc., a real estate investment trust engaged in the ownership of hotel properties, from 1994 to 1998 and Vice Chairman of Sunstone Hotel Investors from 1998 to 1999. Mr. Biederman, a retired professional architect, was involved for many years in the development and construction of residential communities. He subsequently became involved, as an executive officer and a director, in the activities of a publicly traded real estate investment trust engaged in the ownership of hotel properties and developed, as an investor, principal and partner, residential properties and hotels. In his business activities he has been involved in all aspects of real estate ownership and operation and in real estate development, which includes financing and related financial matters. His many years of diverse business experience make him a valued member of our Board.

Patrick J. Callan, Jr. 56 Years
Director since 2002, President since 2006 and Chief Executive Officer since 2008; Senior Vice President of First Washington Realty, Inc. from 2004 to 2005; Vice President of Real Estate for Kimco Realty Corporation, a real estate investment trust, from 1998 to 2004. Mr. Callan joined us in 2002, as a director, with significant experience in commercial leasing with a publicly traded real estate investment trust and thereafter served as a senior executive officer of another real estate investment trust. His knowledge of our business and industry made him an excellent choice to become our president in 2006 and our chief executive officer in 2008.

Louis P. Karol 61 Years
Director since 2010; Partner at Moritt Hock & Hamroff LLP since 2019; for more than five years prior thereto, a partner at Karol & Sosnik, P.C. (f/k/a Karol Hausman & Sosnik, P.C.), attorneys at law, a firm he founded in 1993, which focused on estate and trust matters and tax planning. He has also represented entities and individuals in the acquisition and sale of real estate. Mr. Karol served as a Director of Grandparents.com., Inc. from 2014 through 2016 and as a member of its audit committee in 2016, and has served as a member of the advisory board of East/West Industries, Inc., a private aerospace company, since 2017. He has served on the National Commission of the Anti-Defamation League since 2015. Mr. Karol holds a master’s degree in taxation from New York University School of Law and is admitted to practice in the United States Tax Court. His legal and tax expertise are of benefit to our board in its deliberations.

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations

Directors to Continue in Office Until the 2021 Annual Meeting

Joseph A. DeLuca 73 Years
Director since 2004; Principal and sole shareholder of Joseph A. DeLuca, Inc., engaged in commercial and multifamily real estate debt and equity investment advisory and restructuring, since 1998; Director of Capmark Bank, a commercial and multifamily Industrial Bank real estate lender from 2011 through its successful resolution, repayment of all deposits, collection / liquidation of assets, return of shareholder (parent) capital and completion of de-banking at year end 2013; Member of Board of Managers of Wrightwood Capital LLC, a private commercial real estate lender and investment manager beginning in 2010 and continuing through June 2015, encompassing modifications to Wrightwood’s financing structure, operating platform and the restructuring/monetization of its real estate assets and portfolios; Consultant to Gramercy Capital Corp. from 2008 to 2011 for restructuring /special servicing /monetization of various real estate investments; Principal of MHD Capital Partners, LLC from 2006 to 2009, an equity oriented real estate investing entity; Director of Real Estate Investments for Equitable Life Assurance Society of America under a consulting contract from 1999 to 2002; Executive Vice President /Managing Director/Group Head of the Real Estate Finance & Real Estate Investment Banking Groups for Chemical Bank from 1990 and continuing in this capacity through the 1992 merger with Manufacturers Hanover Corporation and through the 1996 merger with the Chase Manhattan Bank to 1998. He has served as a Governor of the Real Estate Board of New York and as Chairman of the Advisory Board of the NYU Real Estate Institute. He also has served as a Senior Vice Chairman of the Real Estate Roundtable in Washington, DC and is currently a member of its Real Estate Capital Policy Committee. After leaving the bank in 1998, Mr. DeLuca has been a consultant on real estate matters to various public and private entities. His years of experience in banking and the real estate industry, particularly in real estate finance matters, provides our board with a director who has exceptional knowledge and understanding of real estate finance, credit issues from both the lender’s and borrower’s perspectives, and investment property acquisitions and dispositions.

Fredric H. Gould 83 Years
Vice Chairman since June 2013, Chairman from 1989 through June 2013, Chief Executive Officer from 1999 to 2001 and from 2005 to 2007; From 1997 through 2013, Chairman of Georgetown Partners, Inc., managing general partner of Gould Investors, which is primarily engaged in the ownership and operation of real estate properties held for investment; Since 1984, a director of, and from 1984 through 2013, Chairman of the Board of BRT Apartments; Vice President and sole stockholder of Majestic for more than the past five years. Director of EastGroup Properties, Inc., a real estate investment trust engaged in the acquisition, ownership and development of

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations industrial properties, since 1998. Fredric H. Gould is the father of Jeffrey A. Gould and Matthew J. Gould. Mr. Fredric H. Gould has been involved in the real estate business for over 50 years, as an investor and owner, and as the chief executive officer of publicly traded real estate entities and real estate investment trusts. He has also served as a director of four real estate investment trusts, including serving as Chairman of the Board of our company, and as a Director and a member of the loan committee of two savings and loan associations. His knowledge and experience in business, finance, tax, accounting and legal matters and his knowledge of our business and history makes him an important member of our board of directors.

Leor Siri 46 Years
Director since 2014; Since 2014, Chief Financial Officer and a member of the Management Committee of Silverstein Properties, Inc.; Chief Financial Officer of Ian Schrager Company from 2013 to 2014; Chief Financial Officer and member of the Executive Investment Committee of Seavest Inc., from 2011 to 2013; Chief Accounting Officer, Treasurer and Director of Elad Group, Ltd. From 2006 to 2011; from 1996 to 2006, served in various capacities (including senior manager) at Ernst & Young LLP. Mr. Siri is a certified public accountant. His experience as chief financial officer of businesses engaged in the real estate industry adds an informed voice to our board and audit committee.

Eugene I. Zuriff 79 Years
Director since 2005; Consultant to the restaurant industry since 2010; Vice Chairman of PBS Real Estate LLC, real estate brokers, from 2008 through 2010; President of The Smith & Wollensky Restaurant Group, Inc., a developer, owner and operator of a diversified portfolio of white tablecloth restaurants in the United States, from 2004 to 2007; Consultant to The Smith & Wollensky Restaurant Group, Inc., from 1997 to 2004 and a Director of The Smith & Wollensky Restaurant Group, Inc., from 1997 to 2007; Director of Israel Discount Bank of New York since 2014 and a member of its corporate compliance committee from 2014 through 2017; Director of Doral Federal Savings Bank from 2001 to 2007 and Chairman of its audit committee from 2001 to 2003. Mr. Zuriff’s experience as President and a Director of a publicly traded entity, as a director and committee member of various banks, provide him with knowledge and experience that is important to our board in its deliberations.

ONE LIBERTY PROPERTIES, INC. 2019 INCENTIVE PLAN
(PROPOSAL 2)

Highlights of the Plan

Set forth below are some of the highlights of the Plan:

•	Options, restricted stock, restricted stock units, dividend equivalent rights and performance based awards may be granted;
•	A non-management director may not be granted awards with respect to more than 10,000 shares in any year;
•	Non-qualified options may not be granted at an exercise price per share that is less than 100% of the fair market value per share on the date of the grant;
•	Participants may not be granted more than 100,000 shares in any year pursuant to each type of award other than with respect to stock options as to which no more than 50,000 shares may be granted in each year;
•	Without stockholder approval, we will not (i) reprice, replace or regrant, an outstanding option either in connection with the cancellation of such option or by amending an award agreement to lower the exercise price of such option, (ii) cancel outstanding options in exchange for cash or other awards; and (iii) except as otherwise provided for in the Plan, repurchase outstanding unvested restricted stock or unvested RSUs in exchange for cash or accelerate the vesting of outstanding unvested shares of restricted stock or RSUs.

General

The Board has approved, subject to stockholder approval, the adoption of the One Liberty Properties, Inc. 2019 Incentive Plan.

The Board believes that granting equity based compensation is an important component of our compensation structure. The purpose of the Plan is to motivate, retain and attract employees, officers and directors of experience and ability and to further the financial success of our company by aligning the interests of participants in the Plan, through the ownership of shares of common stock, with the interests of our stockholders.

As of the close of business on the record date, an aggregate of 841,650 shares of restricted stock and shares subject to RSUs (i.e., 689,150 shares of restricted stock and 152,500 shares subject to RSUs) issued pursuant to all of our equity incentive plans are outstanding. The outstanding restricted stock vests annually in approximately equal amounts from 2020 through 2024 and, subject to satisfaction of performance and market based conditions, 50% of the shares subject to RSUs vest in each of 2020 and 2021. See “Executive Compensation – Outstanding Equity Awards at Fiscal Year End.” There are 162,900 shares available to be awarded pursuant to our 2016 Incentive Plan, which we refer to as the 2016 Plan, and we propose the adoption of the Plan pursuant to which up to 750,000 shares may be awarded. If stockholders adopt the Plan, no further awards will be made under the 2016 Plan. Generally, the awards granted each year have represented less than 1% of our outstanding shares at the time of grant.

The following summary of major features of the Plan is qualified in its entirety by reference to the actual text of the Plan, set forth as Annex A.

Shares Subject to the Plan

The total number of shares available for grant under the Plan will not exceed 750,000 shares. The Plan authorizes the discretionary grant of (i) incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, (ii) non-qualified stock options, (iii) restricted stock, (iv) restricted stock units, (v) dividend equivalent rights and (vi) performance-based awards. The shares available for issuance under the Plan will be authorized but unissued common shares. Shares related to awards that are forfeited, cancelled, terminated or expire unexercised will be available for grant under the Plan. Neither shares tendered by a participant to pay the exercise price of an award, nor any shares withheld by us for taxes, will be available for future grants under the Plan. In the event of a stock dividend or stock split affecting our shares, the number of shares issuable and issued under the Plan and the number of shares covered by and the exercise price and other terms of outstanding awards will be adjusted to reflect such event to prevent dilution or diminution of awards.

Administration of the Plan

The Plan will be administered by our compensation committee which, to the extent deemed necessary by the Board, will consist of two or more persons who satisfy the requirements for a “non-employee director” under Rule 16(b) under the Exchange Act. The compensation committee has authority to administer and construe the Plan in accordance with its provisions, including the power to (a) determine persons eligible for awards, (b) prescribe the terms and conditions of awards granted under the Plan, (c) adopt rules for the administration, interpretation and application of the Plan which are consistent with the Plan and (d) establish, interpret, amend or revoke any such rules. A non-management director may not be granted awards with respect to more than 10,000 shares in any calendar year.

Options

Stock options entitle the holder to purchase a specified number of shares at a specified exercise price subject to the terms and conditions of the option grant. The purchase price per share for each incentive stock option is determined by the compensation committee, but must be at least 100% of the fair market value per share on the date of grant. The aggregate fair market value of shares with respect to which incentive stock options are exercisable for the first time by an individual during any calendar year cannot exceed $100,000. To the extent that the fair market value of shares with respect to which incentive stock options become exercisable for the first time during any calendar year exceeds $100,000, the portion in excess of $100,000 will be treated as a non-qualified option. Options granted under the Plan may be exercisable for a term up to ten years. If a participant owns more than 10% of the total voting power of all classes of our shares at the time the participant is granted an incentive stock option, the option price per share cannot be less than 110% of the fair market value per share on the date of grant and the term of the option cannot exceed five years.

The closing price of a share of our common stock on the New York Stock Exchange on April 17, 2019 was $26.71.

Restricted Stock and RSUs

Restricted stock are shares that may not be sold, transferred, gifted, bequeathed, pledged, assigned or otherwise disposed of until the end of a specified restriction period. Restricted stock units or RSUs represent the right, upon satisfaction of specified conditions, to receive shares and are subject to the same restrictions on transferability applicable to restricted stock. RSU’s and shares of restricted stock will be issued at the beginning of the restriction period and the compensation committee shall set restrictions and other conditions applicable to the vesting of such award, including restrictions based on the achievement of specific performance goals, time based restrictions or any other basis determined by the compensation committee.

Generally, recipients of restricted stock have the right to vote such shares and to receive and retain cash dividends and other distributions, if any, paid thereon, even if such restricted stock is later forfeited. Recipients of RSUs are not entitled to dividends (except to the extent a dividend equivalent right is granted in tandem with an RSU) or vote with respect to the underlying shares until such units vest. Recipients of these awards will not be entitled to delivery of the stock certificate (or its equivalent) representing the shares until the applicable restrictions have been satisfied. The Plan provides that except as otherwise determined by the compensation committee, RSUs and shares of restricted stock for which the vesting and other applicable conditions have not been met will be forfeited upon the death, disability or retirement of such participant; it is anticipated that to the extent permitted by law, the compensation committee will, as it has in the past, provide that (i) shares of restricted stock vest upon such occurrence and (ii) with respect to RSUs, subject to the satisfaction of the applicable market and/or performance conditions, a pro-rata portion (based on the time elapsed between the grant and the triggering event) of the RSUs will vest. See “Executive Compensation – Components of Executive Compensation – Employment and Severance Agreements; Post-Employment Benefits; Change of Control.”

Generally, restricted stock or RSUs that do not vest as provided in the applicable award agreement will be forfeited and the recipient of such award will not have any rights after such forfeiture with respect to such award other than to retain dividends paid prior thereto.

Dividend Equivalent Rights

The Plan allows the compensation committee to grant dividend equivalents rights in tandem with the grant of RSUs and performance based awards (other than restricted stock and options). These rights entitle the holder to receive an amount of cash equal to the cash distributions that would have been paid on shares underlying the award to which such right relates, as if such shares were outstanding during the period beginning with the grant date (or if otherwise determined by the compensation committee, the beginning of the performance cycle) of the award to which such dividend equivalent right relates through the vesting date (or if otherwise determined by the compensation committee, the conclusion of the performance cycle) of such award. Dividend equivalents rights will only vest to the extent the related award vests.

Performance Based Awards

Performance based awards will be made by the issuance of restricted stock units or other awards, or a combination thereof, contingent upon the attainment, as established by the compensation committee, of one or more performance goals (described below) over a specified period. The maximum number of shares with respect to which a participant may be granted performance based awards in any calendar year is 100,000 shares.

The terms and conditions of a performance based award will provide for the vesting of the award to be contingent upon the achievement of one or more specified performance goals that the compensation committee establishes. For this purpose, “performance goals” means for a performance cycle, the specific goals that the compensation committee establishes that may be based on one or more of the following performance criteria:

•	pre-tax income,
•	after-tax income,
•	net income (meaning net income as reflected in our financial reports for the applicable period),
•	operating income (including net operating income),
•	any one or more of cash flow, cash flow from operations, and free cash flow,
•	return on any one or more of equity, capital, invested capital and assets,
•	funds available for distribution,
•	occupancy rate at any one or more of our properties,
•	total stockholder return,
•	funds from operations (“FFO”), as computed in accordance with standards established by the National Association of Real Estate Investment Trusts Inc.,
•	adjusted FFO (i.e., adjusting FFO to give effect to any one or more of the following: straight-line rent, amortization of lease tangibles, lease termination fee income, amortization of restricted stock or other non-cash compensation expense, amortization and/or write-off of deferred financing costs, deferred mortgage and debt prepayment costs),
•	revenues,
•	assets,
•	earnings before any one or more of the following items: interest, taxes, impairment charges, depreciation or amortization for the applicable period, as reflected in our financial reports for the applicable period,
•	reduction in expense levels,

•	strategic business criteria consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, cost targets and goals relating to acquisition or divestitures,
•	achievement of business or operational goals such as market share and/or business development; and
•	such other metrics or criteria as the Committee may establish or select.

The performance goals need not be the same with respect to all participants and may be established for the Company in the aggregate or on a per share basis (whether diluted or undiluted), may be based on an absolute or relative basis, may be based on our performance compared to the performance of businesses or indices specified by the compensation committee, may be compared to any prior period, may be based on a company-wide basis or in respect of any one or more business units, may be adjusted for non-controlling interests, and any one or more of the foregoing.

Amendment and Termination of the Plan

No awards may be made under the Plan on or after the tenth anniversary of the Plan’s effective date. Our Board may amend, suspend or terminate the Plan at any time for any reason provided that no amendment, suspension or termination may impair rights or obligations under any outstanding award without the participant’s consent or violate the Plan’s prohibition on repricing (i.e., the replacing or regranting of an option in connection with the cancellation of the option or by amending an award agreement to lower the exercise price of an option or the cancellation of any award in exchange for cash). The stockholders must approve any amendment: (i) if such approval is required under applicable law or stock exchange requirements; or (ii) that changes the no-repricing provisions of the Plan.

Clawbacks; Compliance with Laws; Compliance with REIT Requirements

The grant of awards and the issuance of shares under the Plan is subject to all applicable laws, rules and regulations, approvals by governmental and quasi-governmental authorities and the applicable provisions of any claw-back policy implemented by us, whether implemented prior to or after the grant of such award.

If a recipient’s relationship with us is terminated for cause (e.g., insubordination, dishonesty, incompetence, moral turpitude, the refusal to perform such person’s duties and responsibilities and other misconduct, as determined by the compensation committee), then (i) all options (except to the extent exercised) immediately terminate and (ii) the recipient’s rights to all restricted stock, RSUs and performance share awards (except to the extent such awards have vested) are forfeited immediately.

Awards are not exercisable if such award or its exercise could cause the participant to be in violation of any restrictions on ownership and transfer of our securities, or if, in the discretion of the Committee, such award could otherwise impair our status as a real estate investment trust under the Code.

Change in Control

Awards granted under the Plan that are outstanding and not then exercisable or subject to restrictions at the time of a change in control (as described below and in the Plan) become immediately exercisable and all restrictions are removed effective as of such change in control, except as otherwise provided in the award agreement. Our RSUs limit the vesting of such awards upon a change of control. See “Executive Compensation – Compensation Discussion and Analysis – Employment and Severance Agreements; Post-Employment Benefits; Change of Control.” The Plan defines a change in control as follows:

(a) the acquisition (other than from us) in one or more transactions by any person (as defined in Section 13(d) of the Exchange Act) of the beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 25% or more of the outstanding shares or the combined voting power of the then outstanding securities entitled to vote in the election of directors (provided that this provision is not applicable to acquisitions made individually, or as a group, by Fredric H. Gould, Matthew J. Gould and Jeffrey A. Gould and their respective spouses, lineal descendants and affiliates);

(b) individuals who, at the date of the award, constitute our board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the board; provided, however, that an individual becoming a director subsequent to the date of an award whose election or nomination for election was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individuals were a member of the Incumbent Board, but excluding any individual whose initial assumption of office occurs as a result either of an actual or threatened election contest or other actual or threatened solicitation of proxies or consent by and behalf of a person other than the Incumbent Board;

(c) the closing of a sale or other conveyance of all or substantially all of our assets;

(d) the effective time of any merger or other business combination involving us if immediately after such transactions persons who hold a majority of outstanding voting securities entitled to vote generally in the election of the directors of the surviving entity are not persons who, immediately prior to such transaction, held our voting stock.

Federal Income Tax Consequences

The federal tax rules applicable to awards under the Plan under the Code are summarized below. This summary omits the tax laws of any municipality, state, or foreign country in which a participant resides.

Stock option grants under the Plan may be intended to qualify as incentive stock options under Section 422 of the Code or may be non-qualified stock options governed by Section 83 of the Code. Generally, federal income tax is not due from a participant upon the grant of a stock option, and a deduction is not taken by us. Under current tax laws, if a participant exercises a non-qualified stock option, he or she will have taxable income equal to the difference between the market price of the common shares on the exercise date and the stock option grant price. We are entitled to a corresponding deduction on our income tax return. A participant will not have any taxable income upon exercising an incentive stock option after the applicable holding periods have been satisfied (except that the alternative minimum tax may apply), and we will not receive a deduction when an incentive stock option is exercised. The treatment of a disposition of shares acquired through the exercise of a stock option depends on how long the shares were held and whether the shares were acquired by exercising an incentive stock option or a non-qualified stock option. We may be entitled to a deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable holding periods have been satisfied.

Generally, taxes are not due from the participant or owed by us when a grant of restricted stock, RSUs or performance based awards is initially made (unless the recipient of a restricted stock award makes election under Section 83(b) of the Code in which case it is taxed at the time of grant), but the award becomes taxable when it is no longer subject to a “substantial risk of forfeiture” (i.e., it becomes vested or transferable), in the case of restricted stock, or when shares are issuable in connection with vesting, in the case of an RSU or performance based award. Except with respect to awards for which a Section 83(b) election is made, income tax is paid on the value of the stock units or awards at ordinary rates when the restrictions lapse, and then at capital gain rates when the shares are sold. Generally, we will be entitled to a deduction equal to the amount of ordinary income recognized by the participant at the time the participant recognizes such income for tax purposes.

The grant of dividend equivalents rights generally will have no federal income tax consequences for the participant. Generally, the participant will recognize ordinary income and/or capital gain, depending on the characterization of such distribution as ordinary income and/or capital gain, on the amount distributed to the participant pursuant to such dividend equivalent rights. Generally, we will be entitled to a dividend paid deduction equal to the amount of ordinary income and/or capital gain recognized by the participant at the time the participant recognizes such income for tax purposes.

Section 409A of the Code affects taxation of awards to employees but does not affect our ability to deduct deferred compensation. Section 409A applies to RSUs, performance units, and performance shares. Such grants are taxed at vesting but will be subject to new limits on plan terms governing when vesting may occur. If grants under such plans do not allow employees to elect further deferral on vesting or on distribution, under the regulations, a negative impact should not attach to the grants.

Section 409A of the Code does not apply to incentive stock options, non-qualified stock options (that are not discounted), and restricted stock, provided that there is no deferral of income beyond the vesting date.

See “Executive Compensation – Deductibility of Executive Compensation” for information regarding Section 162(m) of the Code.

New Plan Benefits Table

We have not determined the type, amount or recipients of awards under the 2019 Plan. Accordingly, we provide the following table which reflects the awards granted in 2018 pursuant to the 2016 Plan to the persons and groups indicated as if such grants were made pursuant to the 2019 Plan. These awards were in the form of restricted stock that vest on a “cliff-vesting” basis five years after grant and RSUs that generally vest, subject to satisfaction of market and/or performance conditions, on a “cliff-vesting” basis three years after grant. (The table assumes that of the performance and market conditions with respect to the RSUs will vest at the maximum level and accordingly, reflects the maximum number of shares that may be issued. No assurance can be given that such levels will be achieved or that such awards will be earned.) See “Executive Compensation – Grant of Plan Based Awards During 2018” for additional information regarding the equity awards granted in 2018.

Name and Position	Dollar Value(1)	Number of Units
Patrick J. Callan, Jr. President and Chief Executive Officer	823,480	34,000(2)
Lawrence Ricketts Chief Operating Officer and Executive Vice President	656,362	27,100(3)
David W. Kalish Chief Financial Officer and Senior Vice President	351,190	14,500(4)
Matthew J. Gould Chairman of the Board	356,034	14,700(5)
Fredric H. Gould Vice Chairman of the Board	356,034	14,700(5)
Executive group (14 individuals)	4,346,231	179,448(6)
Non-executive director group (6 individuals)	465,024	19,200(7)
Non-executive officer and employee group (36 individuals)	541,365	22,352(8)
(1)	Reflects the number of units multiplied by $24.22, the closing price of our common stock on December 31, 2018.
(2)	Represents 20,250 shares of restricted stock and 13,750 shares subject to RSUs.
(3)	Represents 16,100 shares of restricted stock and 11,000 shares subject to RSUs.
(4)	Represents 9,950 shares of restricted stock and 4,550 shares subject to RSUs.
(5)	Represents 9,950 shares of restricted stock and 4,750 shares subject to RSUs.
(6)	Includes the units of the officers identified above. Represents 110,700 shares of restricted stock and 68,748 shares subject to RSUs.
(7)	Represents shares of restricted stock.
(8)	Represents 14,850 shares of restricted stock and 7,502 shares subject to RSUs.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE PROPOSAL TO ADOPT THE ONE LIBERTY PROPERTIES, INC. 2019 INCENTIVE PLAN. PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF THE PROPOSAL UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

EXECUTIVE COMPENSATION

Highlights

The following are highlights of our compensation practices - we encourage you to read the more detailed information set forth herein:

•	all of our executive officers are employees at will—none of our officers have employment agreements;
•	there are no severance or similar arrangements for our executive officers, other than accelerated vesting of shares of restricted stock and RSUs upon the occurrence of specified events (e.g., death, disability, retirement or change of control);
•	there are no excise tax gross ups or similar arrangements for our executive officers;
•	Only 35.9% of the RSUs awarded to our executive officers in 2017 and 2018 would have vested as of December 31, 2018 (assuming the measurement and vesting date was December 31, 2018 and giving effect to related adjustments), demonstrating the rigorous performance and market conditions established for our equity incentive awards;
•	long-term equity (i.e., the grant date fair value of the restricted stock awarded in 2019 for 2018 performance) and equity incentive awards (i.e., the grant date fair value of RSUs awarded in 2018; the long-term equity and equity incentive awards referred to collectively as the “2018 Equity Awards”), accounted for 89.7% and 90.1% of the performance/incentive based component of compensation awarded to Messrs. Callan and Ricketts, respectively, in 2018;
•	Equity Awards, as a percentage of base annual compensation (i.e., salary, cash bonus and the grant date fair value of the Equity Awards), increased for (i) Mr. Callan from 44.3% for 2017 to 45.5% for 2018 and (ii) Mr. Ricketts from 52.1% for 2017 to 52.4% for 2018;
•	our compensation committee is comprised entirely of independent directors and it oversees risks with respect to our compensation practices;
•	the shares of restricted stock awarded to our executive officers generally vest, assuming continued service, approximately five years after the grant date on a cliff vesting basis;
•	we are entitled to clawback compensation as more fully described under “– Components of Executive Compensation – Clawbacks”; and
•	we implemented stock ownership guidelines for our named executive officers and non-management directors, all of whom satisfy the applicable parameters– see “ – Components of Executive Compensation – Stock Ownership Guidelines.”

Compensation Discussion and Analysis

This compensation discussion and analysis describes our compensation objectives, policies and decisions as applied to the compensation provided by us in 2018 to our named executive officers. This discussion and analysis focuses on the information contained in the compensation tables that follow this discussion and analysis, but also describes our historic compensation structure to enhance an understanding of our executive compensation disclosure. Our compensation committee oversees our compensation program, recommends the compensation of the named executive officers employed by us on a full-time basis to our board of directors for its approval, recommends the annual fee paid by us to the chairman and vice chairman of our board of directors and makes most determinations with respect to grants of restricted stock and RSUs. Our audit and/or compensation committees, and independent directors, approve the annual fees paid by us pursuant to a compensation and services agreement to Majestic Property Management Corp., which may result in the payment by Majestic of compensation to our part-time officers, including Fredric H. Gould, Matthew J. Gould and David W. Kalish, named executive officers. Majestic Property Management Corp., which we refer to as Majestic, is wholly-owned by Fredric H. Gould, the Vice Chairman of our Board.

Background

We have two categories of officers: (i) officers who devote their full business time to our affairs; and (ii) officers who devote their business time to us on a part-time basis. Our full-time officers and employees are compensated directly and solely by us. Except for equity based awards (i.e., restricted stock and RSUs) and our payment of the chairman’s and vice chairman’s fee, our part-time officers and employees are compensated by Majestic which, pursuant to the compensation and services agreement, provides us with the services of executive, administrative, legal, accounting, clerical and property management personnel, as well as property acquisition, sale and lease consulting and brokerage services, consulting services with respect to mortgage financings and construction supervisory services (collectively, the “Services”). In consideration for providing the Services in 2018, we paid Majestic $2,745,000, of which approximately $1,226,000 relates to amounts paid for property management services. Majestic may earn a profit from payments made to it under the agreement. In addition, under this agreement, we made an additional payment to Majestic of $216,000 in 2018 for our share of all direct office expenses, including rent, telephone, computer services, internet usage and supplies. The amount of the annual payments to be made by us to Majestic under the compensation and services agreement is approved each year by our audit and/or compensation committee(s) and our independent directors. See “Certain Relationships and Related Transactions.” Our part-time officers also receive compensation from other companies affiliated with One Liberty for services unrelated to One Liberty.

Most of our full-time and part-time officers and other employees, including employees of affiliated companies who perform services for us on a part-time basis, receive equity based awards approved by, or pursuant to authority delegated by, the compensation committee.

Named Executive Officers

Our named executive officers are Patrick J. Callan, Jr., President and Chief Executive Officer and Lawrence G. Ricketts, Jr., Executive Vice President and Chief Operating Officer, both of whom devote their full time to our affairs, as well as Matthew J. Gould, chairman of our board, Fredric H. Gould, vice chairman of our board, and David W. Kalish, senior vice president and chief financial officer, each of whom devote time to our affairs on a part-time, as needed, basis.

The Role of Say-on-Pay Votes

In reviewing our compensation practices and determinations for 2018, the compensation committee was aware of the results of our June 2017 “say-on-pay” vote in which approximately 79% of the shares that voted on such proposal voted to approve our executive compensation determinations and practices. The committee views such results as supportive of our compensation philosophy, practices and determinations.

Objectives of our Compensation Program

The principal objectives of our compensation program for full-time officers are to: (a) ensure that the total compensation paid to such officers is fair and competitive, (b) retain highly experienced officers who have worked together for a long time and contributed to our success, (c) motivate these officers to contribute to the achievement of the Company’s success and (d) align the interests of these executives and our stockholders. The compensation committee believes that relying on these principles will permit us to retain and motivate these officers. With respect to our part-time executive officers, the compensation committee must be satisfied that such officers provide us with sufficient time and attention to meet our needs and perform their duties on our behalf. The compensation committee believes that (i) using the services of officers with diverse skills on a part-time basis enables us to benefit from a greater degree of executive experience and competence than an organization of our size could otherwise afford and (ii) our part-time executive officers perform valuable services on our behalf, devote sufficient time and attention to our business needs, are able to meet our needs fully and perform their duties effectively.

Compensation Consultant

Our compensation committee is authorized by its charter to retain independent counsel, compensation and benefits consultants, and other outside experts or advisors. In 2018, our compensation committee engaged FPL Associates L.P., which we refer to as “FPL”, to conduct, among other things, a comprehensive compensation study of several of our senior full-time executive officers. FPL, a nationally recognized compensation consulting firm specializing in the real estate industry, has no relationship with us or any of our affiliates, except that it also serves as the independent compensation consultant for BRT Apartments Corp., a NYSE listed REIT, which may be deemed an affiliate of ours.

In its analysis, FPL compared our compensation practices to the the following REITs, which we refer to as the “peer group”: Agree Realty Corporation, CatchMark Timber Trust, Inc., Chatham Lodging Trust, Community Healthcare Trust Incorporated, Getty Realty Corp., Lexington Realty Trust, MedEquities Realty Trust, Inc., Ramco-Gershenson Properties Trust, Terreno Realty Corporation, UMH Properties, Inc., Urstadt Biddle Properties, Inc. FPL selected this peer group because they are generally similar to us in terms of (i) portfolio/assets (i.e., active, as we are, in net leasing activities), (ii) size (measured by total capitalization and/or other factors), and/or (iii) location of the principal executive office (i.e., New York based).

FPL’s report, which was presented to the compensation committee in late November 2017 in connection with the committee’s determinations with respect to 2018 compensation, concluded that total compensation (i.e., sum of salary, cash bonus and equity grants) paid to Messrs. Callan and Ricketts, our full-time named executive officers, ranked in approximately the 25th percentile of the total compensation received by officers with similar responsibilities at the peer group.

Compensation Setting Process

Full-time Officers

We determine compensation for our full-time named executive officers on a case-by-case basis, and our compensation decisions include subjective determinations. We do not use formal quantitive performance targets to determine compensation, except with respect to RSUs, which are performance based awards that vest upon satisfaction of market and/or performance based conditions. Base salaries are determined immediately preceding the year in which such salaries are to be paid, cash bonuses, which are paid pursuant to the Performance Based Cash Bonus Program further described under “ – Components of Executive Compensation – Bonus,” are determined at the end of the year in which services are rendered and paid in the following year, restricted stock is awarded for service in a particular year and granted in the following year, and RSUs are granted annually in June/July of each year as an additional three-year performance incentive.

In determining compensation for 2018, the recommendations of the chairman and/or vice chairman of our board played a significant role in the compensation setting process since these officers are aware of each officer’s duties and responsibilities and were most qualified to assess each officer’s performance. The chairman and /or vice chairman of our board, prior to making recommendations to the compensation committee concerning each full-time officer’s compensation, consulted with other senior executive officers, including our president and chief executive officer. During the process, our overall performance for the applicable year, including total revenues, funds from operations, adjusted funds from operations, net income, dividends, performance of our common stock and acquisition, disposition, financing and portfolio management activities were taken into consideration. The chairman and/or vice chairman of our board and other senior officers also assessed each individual’s performance in such year, which assessment was highly subjective. During this process, the chairman and/or vice chairman of our board proposed to the compensation committee with respect to each full-time named executive officer, a base salary for 2018, a bonus applicable to 2018 and payable in 2019 and the number of shares of restricted stock and RSUs to be awarded to each full-time named executive officer. The compensation committee then reviewed, evaluated and determined whether to accept, reject or modify the recommendations. The final recommendations by the compensation committee on compensation matters with respect to our full-time named executive officers were then reported to the board of directors, which approved (other than with respect to the grant of equity based awards, which awards are determined solely by the compensation committee or its delegatees), the recommendations of the committee with respect to these officers.

Part-time Officers

We believe that using part-time officers pursuant to the compensation and services agreement enables us to benefit from access to, and the services of, a group of senior officers with experience and knowledge in real estate ownership (including acquisitions and dispositions), operations, management and finance, legal, accounting and tax matters that an organization our size could not otherwise afford. The base compensation, bonus, if any, and perquisites paid to our part-time officers by Majestic and its affiliates for services on our behalf is determined by Matthew J. Gould and/or Fredric H. Gould, in their capacity as officers of such entities, in consultation with certain of our part-time senior officers.

Our part-time officers, including our Chairman and Vice Chairman, also receive compensation from other business entities, most of which are owned or controlled by Fredric H. Gould, for services rendered to such entities.

Components of Executive Compensation

The following table summarizes each element of executive compensation used in 2018 for our named executive officers based on the philosophy and process described in this proxy statement as well as each element’s link to our compensation philosophy.

Compensation Element	Philosophy Statement	Retention	Reward short-term Performance	Reward long-term Performance	Align to Stockholder Interests	Participation of Part-Time Executive Officers
Base Pay
We intend to provide base pay at least as competitive to our peers. Base pay maintains a standard of living, is used to compete in the market for talent and forms the foundation for our other reward vehicles.
X

Performance Based Cash Bonus Plan
Rewards annual performance in the form of an annual cash bonus. The amount of the cash bonus is recommended by the compensation committee which takes into account funds from operations, tenant occupancy rates, overall management of the portfolio and discretionary factors.
		X	X		X

Pay-for-Performance Incentive Plan
Provides for long-term equity based incentive award in the form of RSUs that rewards, after three years and assuming a continued relationship with us, achievement of pre-established performance targets relating to average annual total stockholder return and/or average annual return on capital.
		X		X	X	X

Time-Based Restricted Stock Awards
Focus directly on retention while providing an opportunity for increased rewards as stockholder return increases. These awards vest on a cliff vesting basis after five years, assuming a continued relationship with us.
		X		X	X	X

Other Compensation and Benefits Programs	We offer benefits programs that provide health and retirement benefits for all employees.	X

Full-time Officers

The principal elements of our compensation program for our full-time officers are:

•	base salary;
•	annual bonus;
•	long-term equity in the form of restricted stock and long-term equity incentives in the form of RSUs; and
•	benefits and perquisites (e.g., contributions to our defined contribution plan, an education benefit, additional disability insurance, an automobile allowance and automobile maintenance and repairs).

Base salary and annual bonus are cash-based, while long-term equity and long-term equity incentives consists of restricted stock awards and RSUs, respectively. In determining compensation, the compensation committee does not have a specific allocation goal between cash and equity-based compensation though the committee generally desires that base salary and cash bonuses (except to the extent based on the attainment of performance criteria), should decrease over time as a percentage of total compensation and long-term equity and other incentive awards should increase as a percentage of total compensation.

Part-time Officers

In 2018, except for the $275,625 and $110,250 we paid the chairman and vice chairman of our board, respectively, the only form of direct compensation we provided our part-time officers was the granting of long-term equity and equity incentive awards in the form of restricted stock and RSUs. For services rendered to us, our part-time officers are compensated by Majestic, which was paid approximately $2,745,000 (excluding $216,000 as reimbursement for our share of direct office expenses) in 2018 pursuant to the compensation and services agreement. Seven officers are compensated by Majestic for providing services to us on a part-time basis.

Base Salary

Base salary is the basic, fixed form of compensation for the job an officer performs and provides each officer with a guaranteed annual income.

Full-time Officers: Any increase in base salary is determined on a case-by-case basis, is not formula based and is based upon, among other considerations, (i) our performance in the preceding year, (ii) such officer’s current base salary, (iii) amounts paid by other similarly situated REITs for officers performing substantially similar functions, (iv) years of service, (v) job responsibilities, (vi) the individual’s performance (vii) the cost of retaining talented executives in the New York City region, and (viii) the recommendations of the Chairman and/or Vice Chairman of the board and other senior executive officers. Base salary is generally determined the month before the beginning of the calendar year in which such base salary is to take effect.

Part-time Officers: The base salary of our part-time officers is paid by Majestic and its affiliates. The annual fee paid to Majestic is approved by the audit and/or compensation committee(s) and the board of directors; our board and its committees are not involved in determining the base salaries of these officers.

Bonus

Full-time Officers: We provide the opportunity for our full-time officers to earn an annual cash bonus. We provide this opportunity both to reward our personnel for past performance and to motivate and retain them. We recognize that annual bonuses are almost universally provided by our competitors. In view of the fact that only two of our named executive officers devote their full-time to our affairs, annual cash bonuses for such named executive officers are recommended on a case-by-case basis by our Chairman of the Board and/or Vice Chairman to the compensation committee. Our performance based cash bonus program, which we refer to as the “Performance Based Bonus Program,” provides that cash bonuses are to be based on funds from operations, tenant occupancy rate, the overall management of our portfolio and discretionary factors. Discretionary factors include total revenues, rental income, funds from operations, net income, dividends paid to stockholders, investor relations activities, and subjective considerations. No specific quantitative targets are established in advance of the applicable year for which a bonus will be paid. Once it has determined the annual bonus to be paid to each of these executive officers, the compensation committee presents its recommendations to the board of directors for its approval. These bonuses are generally determined at the end of the year for which such bonus is awarded and is generally paid in the beginning of the following year.

Part-time Officers: The annual bonus, if any, to be paid to any part-time officer is paid by Majestic and its affiliates. The annual fee paid to Majestic is approved by the audit and/or compensation committee(s) and our board of directors; our board and its committees are not involved in determining the bonuses paid to part-time officers.

Long-term Equity and Long-term Equity Incentive Awards

We provide the opportunity for our full-time and part-time officers to receive long-term equity (i.e., restricted stock) and long-term equity incentive awards (i.e., RSUs). These compensation programs are designed to recognize responsibilities, reward performance, motivate future performance, align the interests of our officers with those of our stockholders and retain our officers. The compensation committee makes determinations with respect to the grant of equity awards for all our officers and employees except to the extent that it, in accordance with applicable law, delegates to one or more senior executives the authority to grant such awards to certain individuals (other than executive officers); in such case, the committee sets (and may impose such other limits as it deems appropriate) the total number of such awards that may be granted pursuant to such delegated authority. In determining the long-term equity and long-term equity incentive compensation components, the compensation committee considers all factors it deems to be relevant, including the performance of our named executive officers. Existing stock ownership levels are not a factor in award determinations. As of December 31, 2018, all outstanding equity awards that had been granted were granted under either our stockholder approved 2012 Incentive Plan or 2016 Incentive Plan. For purposes of this Compensation Discussion and Analysis, the RSUs granted in 2018, among other things, to incentivize future performance, are deemed to have been granted for 2018 performance.

In 2018, the compensation committee again adopted, as it had in 2017, an equity based long-term pay-for-performance incentive program pursuant to which we issued to 16 individuals, including our named executive officers, RSUs exchangeable for up to an aggregate of 76,250 shares of common stock. As described in further detail in the table below and “− Grant of Plan Based Awards During 2018” these RSUs vest if and to the extent pre-established market (i.e., average annual total stockholder return) or performance (i.e., average annual return on capital) conditions are met through the June 30, 2021 vesting date. We use RSUs as an element of our long-term equity compensation program with the expectation that in light of the three-year vesting period and the need to satisfy market and/or financial performance conditions, these awards will further align the interests of our executive officers with our stockholders and reward long-term market and financial performance.

The conditions that must be satisfied to earn the performance-based compensation are tied to the achievement of rigorous, sustained performance and/or market goals – as further described below, 50% of the award is based on return on capital (“ROC”) and 50% on total stockholder return (“TSR”). The specific goals and the other material terms and conditions of the 2018 plan are as follows:

Long–Term Equity Incentive Awards Performance Criteria	Weight	Minimum Performance Criteria	Maximum Performance Criteria
Return on Capital (ROC)	50%	Average of the annual return on capital greater than 7%	Average of the annual return on capital of 9.75% or greater

If the average of the annual return on capital exceeds 7%, but is less than 9.75% for the three- year period, then a pro rata number of Units vest and the shares of our common stock underlying the vested Units will be issued.

Total Stockholder Return (TSR)	50%	Average of the annual TSR greater than 7%	Average of the annual TSR of 12.75% or greater

If the average of our annual TSR for the three- year period exceeds 7%, but is less than 12.75%, then a pro rata number of Units vest and the shares of our common stock underlying the vested Units will be issued.

See “– Long-term Equity and Long-term Equity Incentive Awards” and “– Grant of Plan Based Awards During 2018” for a more extensive description of the metrics applicable to the 2018 plan.

We do not have a formal policy with respect to whether equity compensation should be paid in the form of stock options, restricted stock or RSUs. We generally grant restricted stock awards which vest after five years of service and in 2018, as we had in 2017, granted RSUs that vest after three years of service if, and to the extent, specified performance and/or market conditions are met. The compensation committee generally believes that restricted stock awards and RSUs are more effective than options in achieving our compensation objectives. Restricted stock has a greater retention value than options because of its five-year cliff vesting requirement and because before vesting, cash dividends are paid on all outstanding restricted stock as an additional element of compensation. RSUs provide an additional incentive component to equity based awards in that the units only vest if, and to the extent, performance or market conditions are satisfied. Restricted stock and RSUs align the interests of our officers with our stockholders and because fewer shares are normally awarded than in connection with the grant of options, they are potentially less dilutive.

Our grants of restricted stock are made in January of each year in recognition of services provided for the prior year and the RSUs are granted in June or July of each year. We do not have a formal policy on timing these grants in connection with the release of material non-public information and in view of the three-year and five-year cliff vesting requirements with respect to RSUs and restricted stock awards, respectively, we do not believe such a formal policy is necessary.

Our compensation committee has reviewed our compensation policies and practices to ascertain if the risks arising from such policies or practices are reasonably likely to have a materially adverse effect on us. The compensation committee concluded that while our compensation program takes into account our performance, the program does not encourage excessive or unnecessary risk-taking and our policies and practices achieve an appropriate balance between risk and reward.

Executive Benefits and Perquisites

Full-time Officers: We provide our full-time officers with a competitive benefits and perquisites program. We recognize that similar benefits and perquisites may be provided at other companies with which we might compete for talent. We review our benefits and perquisites program periodically to ensure it remains fair to our officers and employees.

Part-time Officers: The perquisites afforded to these officers are provided by Majestic and its affiliates; our board and its committees are not involved in determining the perquisites paid to such officers.

Employment and Severance Agreements; Post-Employment Benefits; Change of Control

None of our named executive officers have employment or severance agreements with us. They are “at will” employees who serve at the pleasure of our board of directors. We do not provide for any post-employment benefits to our named executive officers other than the accelerated vesting of our restricted stock awards and RSUs as a result of death, disability, retirement or a change of control, as described below.

Generally, in the event of death, disability (i.e., the inability to engage in gainful activity due to a life threatening or long lasting mental or physical impairment) or retirement (i.e., having reached the age of 65 and worked for us for at least ten consecutive years), such person’s restricted stock vests fully and a pro-rata portion (based on, among other things, the amount of time between the grant and the triggering event) of their RSUs will vest if and to the extent the applicable performance or market conditions are met as of the completion of the applicable three year performance cycle. In addition, upon a change of control, the (i) shares of restricted stock vest fully and (ii) the RSU’s vest fully if such change occurs 18 months from the beginning of the applicable performance cycle ( the “Cycle Mid-Point”) and, if such change occurs on or prior to the Cycle Mid-Point, a pro-rata portion (based on, among other things, the amount of time between the grant and such triggering event) of such RSUs vests, in each case without regard to satisfaction of market or performance conditions.

Subject to the specific terms and conditions of the applicable plan and award agreement, a change of control is generally deemed to occur if (i) any person, with specified exceptions, becomes the “beneficial owner” of securities representing 25% or more of the combined voting power of our then outstanding securities, (ii) a business combination or sale of all or substantially all of our assets is completed or (iii) there is a change in the composition of a majority of our board of directors, other than changes approved by incumbent directors.

Compensation of the Chairman and Vice Chairman of the Board

In 2018, we paid our chairman and vice chairman, $275,625 and $110,250, respectively, and in 2019 we intend to pay our chairman and vice chairman $289,406 and $115,763, respectively, for serving in such capacities. These officers did not receive any additional direct compensation from us in 2018 other than equity based awards (i.e., restricted stock and RSUs). Any additional compensation received by them for services rendered to us is paid to them by Majestic. For additional information regarding compensation of these officers, see “Executive Compensation−Summary Compensation Table” and “Certain Relationships and Related Transactions.”

Deductibility of Executive Compensation

Prior to the 2017 Tax Cuts and Jobs Act, compensation that satisfied conditions set forth under Section 162(m) of the Internal Revenue Code to qualify as "performance-based compensation" was not subject to a $1 million limit on deductibility. The 2017 Tax Cuts and Jobs Act eliminates the performance-based compensation exception and additionally applies the limit to certain former executive officers. However, it provides a transition rule with respect to remuneration which is provided pursuant to a written binding contract which was in effect on November 2, 2017, and which was not materially modified after that date. With the elimination of the exemption for performance-based compensation, we expect that we will be unable to deduct all compensation in excess of $1 million paid to our CEO, CFO and our other NEOs covered by the new tax law, other than previously granted awards that comply with the transition rules. Notwithstanding the repeal of the exemption for "performance-based compensation," the compensation committee intends to maintain its commitment to structuring the Company's executive compensation programs in a manner designed to align pay with performance.

For 2018, a significant portion of the compensation paid to our full-time executives was deductible by us. While the compensation committee generally intends to preserve the deductibility of a significant portion of compensation payments and benefits to the extent reasonably practicable, it has not adopted a formal policy that requires all such compensation to be fully deductible.

Analysis

Summary

In accordance with the compensation setting process described above, the following base salaries, bonuses and equity awards were approved for our full-time named executive officers for 2018 and 2017:

	Base Salary			Cash Bonus			Equity Grants
Name	2018 ($)(1)	2017 ($)(1)	% Change	2018 ($)(2)	2017 ($)(2)	% Change	2018 ($) (3)	2017 ($) (4)	% Change
Patrick J. Callan, Jr.	812,700	789,000	3.0	86,000	78,900	9.0	750,991	689,745	8.9
Lawrence G. Ricketts, Jr.	471,000	448,500	5.0	65,000	56,700	14.6	590,512	549,255	7.5
(1)	Messrs. Callan’s and Ricketts’ base salaries for 2019, determined in November/December 2018, are $837,081 and $494,550, respectively.
(2)	Reflects the cash bonuses paid in recognition of performance for such year, which bonuses are paid in the following year.
(3)	Represents the aggregate grant date fair value of the shares of restricted stock granted in 2019 for 2018 performance and the RSUs granted in 2018. Messrs. Callan and Ricketts were granted (i) 21,250 and 16,600 shares of restricted stock, respectively in 2019, for 2018 performance and (ii)13,750 and 11,000 RSUs, respectively, granted in 2018.
(4)	Represents the aggregate grant date fair value of shares of the restricted stock granted in 2018 for 2017 performance and the RSUs granted in 2017. Messrs. Callan and Ricketts were granted (i) 20,250 and 16,100 shares of restricted stock, respectively in 2018, for 2017 performance and (ii) 13,750 and 11,000 RSUs, respectively, granted in 2017.

Base Salary and Bonus

In determining 2018 base salary, the compensation committee determined that the 3.0% and 5.0% increase in base salary for Messrs. Callan and Ricketts, respectively, for 2018 from 2017, was appropriate in recognition of their performance in 2017 and as a general cost of living increase.

In determining cash bonuses for 2018, the compensation committee took into account the factors to be considered pursuant to our Performance Based Cash Bonus Program – the committee considered our funds from operations, and Messrs. Callan’s and Ricketts’ efforts (through the date of the committee meeting and giving effect to transactions contemplated to be completed by year-end), with respect to the properties acquired in 2018 for an aggregate of approximately $70 million, the mortgage financings completed in 2018 for gross proceeds of approximately $62 million, and the overall management of our real estate portfolio. In its consideration of the management of the portfolio, the compensation committee, among other things, took into account our attaining a physical occupancy rate (based on square footage) of 99%, the sales of five properties (including two properties owned by unconsolidated joint ventures), for an aggregate net gain on sale of real estate of $7.3 million, and the negotiation and execution of 15 new leases, lease amendments, modifications and extensions with respect to more than 436,000 square feet.

In furtherance of the committee’s efforts to provide that long-term equity and long-term equity incentive compensation should represent a more significant component of total compensation for the full-time senior executive officers than it had in the past, the Committee’s determinations resulted in:

•	Equity Awards accounting for 89.7% and 90.1% of the performance/incentive based component of compensation awarded to Messrs. Callan and Ricketts, respectively, in 2018; and
•	Equity Awards accounting, as a percentage of base annual compensation (i.e., salary, cash bonus and the grant date fair value of the Equity Awards), increasing for (i) Mr. Callan from 44.3% for 2017 to 45.5% for 2018 and (ii) Mr. Ricketts from 52.1% for 2017 to 52.4% for 2018.

Long-term Equity and Equity Incentive Awards

We believe that our long-term equity and equity incentive compensation programs, using restricted stock awards with five-year cliff vesting and RSUs that vest after three years, subject to satisfaction of market or performance based conditions, is a beneficial retention tool and provides an appropriate incentive for our officers. We are mindful of the potential dilution and compensation cost associated with awarding shares of restricted stock and RSUs and therefore we are conservative in granting such awards.

RSUs

In July 2018, we granted RSUs exchangeable for up to an aggregate of 76,250 shares of common stock. These RSUs vest on a cliff basis three years from the grant date if and to the extent applicable performance or market based conditions are satisfied. These RSUs were issued as both a retention and motivational tool, had a grant date fair value of $1,136,000 and represent 0.4% of our outstanding shares of common stock as of the grant date. In the two years ended December 31, 2018, we awarded an aggregate of 152,500 RSUs, representing an average of 0.4% per annum of our outstanding shares of common stock as of the respective grant dates.

Restricted Stock Awards

After reviewing the aggregate compensation received by our full-time named executive officers, our performance in 2018, and the performance and responsibilities of each named executive officer, and taking into account the compensation committee’s desire to emphasize equity based awards as a more significant component of total compensation for our full-time named executive officers while at the same time minimizing stockholder dilution, we awarded in 2019, for 2018 performance, 21,250 shares and 16,600 of restricted stock to Messrs. Callan and Ricketts, respectively, representing a 4.9% and 3.1% increase, respectively, from the awards they were granted in 2018, for 2017 performance. In addition, we awarded in 2019, for 2018 performance, 10,330 shares of restricted stock to each of David W. Kalish, Fredric H. Gould and Matthew J. Gould, representing a 3.8% increase from the awards they were granted in 2019, for 2018 performance. All of such shares vest in full, assuming a continued relationship with us, in 2024, subject to accelerated vesting upon the occurrence of specified events.

In 2018, we awarded 144,750 shares of restricted stock with an aggregate grant date fair value of $3.7 million—such shares represented 0.76% of our issued and outstanding shares at the grant date. In the five years ended December 31, 2018, we awarded an aggregate of 672,900 shares of restricted stock, representing an average of 0.78% per annum of our outstanding shares of common stock as of the respective grant dates.

We believe the cumulative effect of the restricted stock awards and RSUs is not overly dilutive and has created significant incentives for our officers and employees. We intend to continue to award restricted stock and RSUs as we believe such awards (i) align management’s interests and goals with stockholders’ interests and goals and (ii) are an excellent motivator and employee retention tool.

Perquisites

Generally, the perquisites we provide to our full-time officers represent a small percentage of the compensation paid by us to these officers. We believe that such perquisites are competitive and appropriate.

Clawbacks

We are entitled to clawback or obtain reimbursement of an executive’s compensation under the following circumstances:

•	in the event we are required to restate our financial statements due to our material non-compliance, as a result of misconduct, with any financial reporting requirement under the securities laws, our chief executive officer and chief financial officer are required to reimburse us for (i) any bonus or other incentive based compensation or equity based compensation they receive from us during the 12 months following the initial public issuance of the financial document embodying such financial reporting requirement and (ii) the profits from the sale of our common stock during such 12 months;

•	if an executive officer’s relationship with us is terminated for cause (e.g., insubordination, dishonesty, incompetence, moral turpitude, the refusal to perform such person’s duties and responsibilities and other misconduct of any kind, as determined by the compensation committee), then the officer’s rights to all restricted stock, RSUs and performance share awards (except to the extent such awards have vested) are forfeited immediately; and
•	in accordance with any additional claw-back policy implemented by us, whether implemented prior to or after the grant of an award pursuant to our equity incentive plans, with respect to such awards.

Employment and Severance Agreements

We do not enter into employment agreements or severance agreements with any of our officers or employees as we believe such agreements are not beneficial to us, and that we can provide sufficient motivation to officers by using other types of compensation.

Post-Employment Benefit Programs

The following table sets forth the value (based on our stock price of $24.22 per share as of December 31, 2018) of equity awards that would vest upon the occurrence of the specified events as of December 31, 2018:

	Upon Death or Disability(1)		Upon a Change of Control
Name	Restricted Stock ($)	RSUs ($)(2)	Restricted Stock ($)	RSUs ($)
Patrick J. Callan, Jr.(3)	2,197,965	222,726	2,197,965	443,832
David W. Kalish	1,112,909	73,702	1,112,909	146,868
Lawrence G. Ricketts, Jr.(3)	1,782,592	178,181	1,782,592	355,065
Matthew J. Gould	1,112,909	76,942	1,112,909	153,324
Fredric H. Gould	1,112,909	76,942	1,112,909	153,324
(1)	Because they have reached the age of 65 and have satisfied the period of service requirements, only the RSUs (assuming satisfaction of performance and market conditions as of the end of applicable performance cycle) and restricted stock owned by Messrs. Kalish and Fredric H. Gould would vest upon their retirement as of December 31, 2018; the market value of such person’s restricted stock awards and RSUs are reflected in the applicable column.
(2)	Assumes that the maximum level of market and performance conditions is achieved at the end of the applicable performance cycle. See “− Outstanding Equity Awards at Fiscal Year End.”
(3)	See “− Summary Compensation Table” for information regarding the amount accumulated for this individual pursuant to our defined contribution plan.

Stock Ownership Guidelines

Because we believe that the ownership by our named executive officers and non-employee directors of a meaningful financial stake in the Company serves to align their interests with those of our stockholders, in March 2018, we adopted stock ownership guidelines. Our guidelines reflect that the individuals identified below should own shares of common stock with a value not less than:

Title	Minimum Ownership Requirement
Chief Executive Officer	4 times current base salary
Full-Time NEO	2 times current base salary
Part-Time NEO	The number of shares required to be owned by the full-time NEO with the lowest base salary
Non-Employee Directors	3 times annual base retainer

All shares deemed to be beneficially owned as determined under Rule 13d-3 promulgated pursuant to the Exchange Act (including shares as to which beneficial ownership is disclaimed), are counted towards meeting the guidelines. The individuals subject to these guidelines have five years to achieve the requisite ownership, which will be measured as of December 31 of each year. The stock price used in determining satisfaction of the guidelines is the most favorable price during the two years preceding, and ending, on the December 31 measurement date. As of December 31, 2018, each of our named executive officers and non-employee directors satisfied these guidelines.

SUMMARY COMPENSATION TABLE

The following table lists the annual compensation for the periods indicated of our CEO, CFO, and our three other named executive officers in 2018:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)		Total ($)
Patrick J. Callan, Jr.	2018	812,700	86,000	717,394	218,454	(6)	1,834,548
President and Chief Executive	2017	789,000	78,900	659,842	131,217		1,658,959
Officer(4)	2016	765,000	93,000	402,190	86,250		1,346,440
David W. Kalish	2018	—	—	319,628	176,856	(7)	496,484
Senior Vice President and	2017	—	—	296,249	190,124		486,373
Chief Financial Officer(5)	2016	—	—	200,008	145,008		345,016
Lawrence G. Ricketts, Jr.	2018	471,000	65,000	571,383	50,329	(8)	1,157,712
Executive Vice President and	2017	448,500	56,700	525,389	48,371		1,078,960
Chief Operating Officer(4)	2016	411,500	56,700	336,970	47,057		852,227
Matthew J. Gould	2018	275,625	—	322,605	331,762	(9)	929,992
Chairman of the Board(5)	2017	275,625	—	298,811	354,809		929,245
	2016	262,500	—	200,008	268,869		731,377
Fredric H. Gould	2018	110,250	—	322,605	—	(10)	432,855
Vice Chairman of the Board(5)	2017	110,250	—	298,811	—		409,061
	2016	105,000	—	200,008	—		305,008
(1)	Reflects bonuses paid in 2019, 2018 and 2017 for services rendered in 2018, 2017 and 2016, respectively.
(2)	Represents RSUs granted in 2017 and 2018 and restricted stock granted in 2018, 2017 and 2016 at the grant date fair value of such awards calculated in accordance with Item 402 of Regulation S-K and Accounting Standards Codification Topic 718—Stock Compensation. These amounts do not correspond to the actual values that will be realized by the named executives. Grant date fair value assumptions are consistent with those disclosed in Note 12 — Stockholders’ Equity – Stock Based Compensation, in the consolidated financial statements included in our 2018 Annual Report on Form 10-K. See “ – Grant of Plan Based Awards During 2018” for additional information as to the grant date fair value of the RSUs. On January 10, 2019, we granted: (a) 21,250 and 16,600 shares of restricted stock to Messrs. Callan and Ricketts, respectively, with a grant date fair value of $546,125 and $426,620, respectively; and (b) 10,330 shares of restricted stock to each of Messrs. Kalish, M. Gould and F. Gould, with a grant date fair value of $265,481 for each such award.
(3)	Includes for Messrs. Kalish and M. Gould the amounts, if any, Majestic paid them for services they performed on our behalf. See “Executive Compensation – Compensation Disclosure and Analysis – Background” and “Certain Relationships and Related Transactions.”
(4)	All compensation received by Messrs. Callan and Ricketts is paid solely and directly by us.
(5)	Other than the restricted stock awarded to these individuals and the fees paid to Messrs. M. Gould and F. Gould for serving as Chairman and Vice Chairman, respectively: (a) we did not pay, nor were we allocated, any portion of such person’s base salary, bonus, defined contribution plan payments or perquisites in 2018, 2017 and 2016; and (b) the services of these individuals is provided to us pursuant to the compensation and services agreement with Majestic.
(6)	Includes a $41,250 contribution to our defined contribution plan and perquisites aggregating $177,204, of which $153,140 represents an education benefit, $18,139 represents an automobile allowance and related insurance, maintenance and repairs and $5,925 represents the annual premium for additional disability insurance. Approximately $609,000 has accumulated for this individual pursuant to our defined contribution plan.
(7)	Represents the amount Majestic paid him for the services he performed on our behalf. See note 3 above and “Certain Relationships and Related Transactions.”

(8)	Includes a contribution of $41,250 to our defined contribution plan and perquisites of $9,079, representing an automobile allowance and related expenses. Approximately $770,000 has accumulated for this individual pursuant to our defined contribution plan.
(9)	Represents the amount Majestic paid him for the services he performed on our behalf. See note 3 above and “Certain Relationships and Related Transactions.”
(10)	See note 3 above and “Certain Relationships and Related Transactions.”

GRANT OF PLAN BASED AWARDS DURING 2018

The following table summarizes information regarding awards of restricted stock and RSUs granted in 2018 pursuant to our 2016 Incentive Plan:

Name	Grant Date	Grant Type	Estimated Future Payouts under Equity Incentive Plan Awards: Maximum(#)(1)	All Other Stock Awards: Number of Shares of Stocks or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
Patrick J. Callan, Jr.	1/18/2018	RS	—	20,250	512,528
	7/1/2018	RSU-TSR(4)	6,875	—	63,044
	7/1/2018	RSU-ROC(5)	6,875	—	141,822
David W. Kalish	1/18/2018	RS	—	9,950	251,835
	7/1/2018	RSU-TSR(4)	2,275	—	20,862
	7/1/2018	RSU-ROC(5)	2,275	—	46,931
Lawrence G. Ricketts, Jr.	1/18/2018	RS	—	16,100	407,491
	7/1/2018	RSU-TSR(4)	5,500	—	50,435
	7/1/2018	RSU-ROC(5)	5,500	—	113,457
Matthew J. Gould	1/18/2018	RS	—	9,950	251,835
	7/1/2018	RSU-TSR(4)	2,375	—	21,779
	7/1/2018	RSU-ROC(5)	2,375	—	48,991
Fredric H. Gould	1/18/2018	RS	—	9,950	251,835
	7/1/2018	RSU-TSR(4)	2,375	—	21,779
	7/1/2018	RSU-ROC(5)	2,375	—	48,991

(1)	Represents the maximum number of shares underlying RSUs that will be issued if all the applicable market and performance conditions are met.
(2)	Reflects restricted stock awards. These shares generally vest, on a cliff vesting basis, five years from the grant date, subject to such persons continued relationship with us. Dividends are paid on restricted stock unless such shares are forfeited prior to vesting due to the termination, with certain exceptions, of the relationship between us and the executive. In the event the shares are forfeited, the recipient is (i) entitled to retain the dividends paid prior to the forfeiture, and (ii) is not entitled to any dividends paid after the forfeiture of such shares.
(3)	The grant date fair value of the restricted stock, RSU – TSR and RSU – ROC awards are $25.31, $9.17 and $26.41, respectively, per share. These amounts do not correspond to the actual values that will be realized by the executives. The aggregate grant date fair value for the RSU-ROC awards gives effect to management’s assessment of the probable outcome as to whether, and the extent to which, the RSU-ROCs will vest.
(4)	Represents shares underlying RSUs that vest on June 30, 2021 if, and to the extent, a market condition (i.e., average of annual total stockholder return) is satisfied. If the average of our annual total stockholder return (including dividends) on our common stock from July 1, 2018 through June 30, 2021, equals or exceeds 12.75%, all the shares underlying such RSUs vest; equals or is less than 7%, no shares vest; and is more than 7% and less than 12.75%, a pro rata portion of the shares underlying such RSUs vest. There are no dividends or voting rights associated with these RSUs.

(5)	Represents shares underlying RSUs that vest on June 30, 2021 if, and to the extent, a performance condition (i.e., average annual return on capital) is satisfied. If the average of our annual return on capital (as explained below) from July 1, 2018 through June 30, 2021 exceeds 9.75%, all the shares underlying such RSUs vests; equals or is less than 7%, no shares vest; and exceeds 7% but is less than 9.75%, a pro rata portion of the shares underlying such RSUs vest. Return on capital means adjusted funds from operations, as described below, divided by average capital, as described below. Adjusted funds from operations is determined by using funds from operations as determined in accordance with the NAREIT definition, adjusted for straight-line rent accruals and amortization of lease intangibles, and adding and deducting gains and losses (as determined pursuant to the applicable award), respectively, on sales of properties. Average capital is stockholders’ equity, plus depreciation and amortization, adjusted for intangibles, as measured over the applicable periods. There are no dividend or voting rights associated with these RSUs.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table provides information as of December 31, 2018 about the outstanding equity awards held by our named executive officers:

	Stock Awards
Name	Number of Shares of Restricted Stock That Have Not Vested (#)		Market Value of Shares of Restricted Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Shares Subject to RSUs That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Shares Subject to RSUs That Have Not Vested ($)(1)(2)(3)
Patrick J. Callan, Jr.	90,750	(4)	2,197,965	27,500	660,050
David W. Kalish	45,950	(5)	1,112,909	9,100	220,402
Lawrence G. Ricketts, Jr.	73,600	(6)	1,782,592	22,000	532,840
Matthew J. Gould	45,950	(5)	1,112,909	9,500	230,090
Fredric H. Gould	45,950	(5)	1,112,909	9,550	230,090
(1)	The market value represents the product of the closing price of our common stock as of December 31, 2018, which was $24.22, multiplied by the number of shares subject to or underlying such award.
(2)	Assumes that all of the RSUs vest.
(3)	If the measurement and vesting dates were December 31, 2018, and giving effect to related adjustments, only 35.9% of the RSUs would have vested and the balance of the RSUs would have been forfeited (i.e., 5.9% of the RSU-TSR would have vested and 66% of the RSU-ROC would have vested).
(4)	With respect to this individual, 14,500 shares vest in January 2019, 18,000 shares vest in January 2020, 18,500 shares vest in January 2021, 19,500 shares vest in January 2022 and 20,250 shares vest in January 2023.
(5)	With respect to this individual, 8,600 shares vest in each of January 2019 and 2020, 9,200 shares vest in January 2021, 9,600 shares vest in January 2022 and 9,950 shares vest in January 2023.
(6)	With respect to this individual, 11,500 shares vest in January 2019, 15,000 shares vest in January 2020, 15,500 shares vest in each of January 2021 and 2022 and 16,100 shares vest in January 2023.

None of the named executive officers hold any stock options and none were granted to any of the named executive officers during the year.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding the shares of restricted stock that vested in 2018:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
Patrick J. Callan, Jr.	12,500	317,500
David W. Kalish	8,600	218,440
Lawrence G. Ricketts, Jr.	10,000	254,000
Matthew J. Gould	8,600	218,440
Fredric H. Gould	8,600	218,440
(1)	Reflects the aggregate market value of the shares that vested as of the applicable vesting date. The closing market price of a share of our common stock on the vesting date of the restricted stock awards (i.e., January 12, 2018) was $25.40.

COMPENSATION COMMITTEE REPORT

The compensation committee of the board of directors has reviewed the Compensation Discussion and Analysis set forth herein, and discussed it with management, and based on such review and discussions, recommends to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

Eugene I. Zuriff, Chair
Charles Biederman
J. Robert Lovejoy

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Background

In 2017 and 2018,

•	Matthew J. Gould, Chairman of our Board of Directors, served as a Senior Vice President and director of BRT Apartments Corp., a real estate investment trust focused on the ownership, operation and development of multi-family properties and listed on the New York Stock Exchange, as Chairman of the Board and Chief Executive Officer of the managing general partner of Gould Investors (which owns approximately 9.2% of our outstanding shares of common stock), and as a Vice President of Majestic;
•	Fredric H. Gould, Vice Chairman of our Board of Directors, served as a director of BRT Apartments, as Chairman of the Board of Directors and sole stockholder of Majestic and as a director and sole stockholder of Georgetown Partners, the managing general partner of Gould Investors; and
•	Jeffrey A. Gould, a Director and Senior Vice President of our company, served as a Director, President and Chief Executive Officer of BRT Apartments, as a Senior Vice President and Director of the managing general partner of Gould Investors and as a Vice President of Majestic.

Matthew J. Gould and Jeffrey A. Gould are brothers and the sons of Fredric H. Gould. In addition, David W. Kalish, Mark H. Lundy, Israel Rosenzweig and Isaac Kalish, each of whom is an executive officer of our company, are officers of BRT Apartments and of the managing general partner of Gould Investors. Isaac Kalish is David Kalish’s son and Steven Rosenzweig and Alon Rosenzweig, sons of Israel Rosenzweig, are employed by our affiliates.

Related Party Transactions

Pursuant to the compensation and services agreement, Majestic provides us the services of affiliated executive, administrative, legal, accounting, clerical and property management personnel, as well as property acquisition, sale and lease consulting and brokerage services, consulting services in respect to mortgage financings and construction supervisory services. In accordance with the compensation and services agreement, we paid Majestic $2,673,000 and $2,745,000 in 2017 and 2018, respectively, which included $1,154,000 and $1,226,000 for property management services, respectively. In 2019, we will pay Majestic $1,519,000 and in addition, for its property management services, will pay 1.5% and 2.0% of the rental payments (including tenant reimbursements) actually received by us from net lease tenants and operating lease tenants, respectively. We will not pay Majestic property management fees with respect to properties managed by third parties. Based on our property portfolio at December 31, 2018, we estimate that the property management fee in 2019 will be approximately $1,200,000. Majestic is wholly owned by the vice chairman of our board, and certain of our part-time officers, including our part-time named executive officers, are officers of, and receive compensation from, Majestic.

Pursuant to the compensation and services agreement, we also paid Majestic $216,000 in each of 2017 and 2018 (and will pay $216,000 in 2019) as reimbursement for our share of direct office expenses, including rent, telephone, postage, computer services, internet usage and supplies.

Majestic paid an aggregate of $1,332,000 and $1,248,000 to the following officers (some of whom are also officers of Majestic and other affiliated companies) for the services they performed on our behalf in 2017 and 2018, respectively: Matthew J. Gould, $355,000 and $332,000; David W. Kalish, $190,000 and $177,000; Jeffrey A. Gould, $355,000 and $332,000; Mark H. Lundy, $254,000 and $228,000; Israel Rosenzweig, $67,000 and $56,000; Isaac Kalish, $75,000 and $77,000; and Steven Rosenzweig, $36,000 and $46,000. These individuals also received compensation in 2017 and 2018 from our other affiliates, including BRT Apartments and Gould Investors, as well as other entities wholly owned by Fredric H. Gould, none of which provided services to us in 2017 or 2018.

We obtain our property insurance in conjunction with Gould Investors and its affiliates and in 2017 and 2018, we reimbursed Gould $790,000 and $912,000, respectively, for our proportionate share of the insurance premiums. We believe that we secure more favorable rates by obtaining property insurance on such basis.

During 2017 and 2018, $1,539,000 and $1,765,000 of non-cash compensation expense relating to the restricted stock and RSUs held by our part-time executive officers and employees (who may also be compensated by Majestic or its affiliates), was charged to our operations. See “Executive Compensation-Compensation Discussion and Analysis-Background”. The grant date fair value of the shares of restricted stock and RSUs awarded in 2017 and 2018 to persons performing services for us pursuant to the compensation and services agreement is $2,143,000 and $2,326,000, respectively. The grant date fair value of such awards in 2017 and 2018, respectively, to these individuals is as follows: Jeffrey A. Gould, $299,000 and $323,000; Mark H. Lundy, $299,000 and $323,000; Israel Rosenzweig, $164,000 and $175,000; Isaac Kalish, $161,000 and $172,000; and Steven Rosenzweig, $86,000 and $109,000.

Policies and Procedures

Any transaction with affiliated entities raises the potential that we may not receive terms as favorable as those that we would receive if the transactions were entered into with unaffiliated entities or that our officers might otherwise seek benefits for affiliated entities at our expense. Our code of business conduct and ethics contains specific requirements with respect to the approval of these transactions. Generally, a contract or transaction with an affiliated entity must be approved by our audit committee and a majority of our independent directors after consideration of all relevant factors.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 3)

General

The audit committee and the board of directors is seeking ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019. A representative of Ernst & Young LLP is expected to be present at our annual meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

We are not required to have our stockholders ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. We are doing so because we believe it is good corporate practice. If the stockholders do not ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP, but may, in its discretion, decide to retain such independent registered public accounting firm. Even if the selection is ratified, the audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in our and our stockholders’ interests.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019.

Audit and Other Fees

The following table presents Ernst & Young LLP’s fees for the services and years indicated:

	2018	2017
Audit fees(1)	$936,000	$959,000
Audit-related fees	—	—
Tax fees(2)	15,000	15,000
All other fees	—	—
Total fees	$951,000	$974,000
(1)	Includes fees for audit services and related expenses associated with the annual audit of our consolidated financial statements, including the audit of internal control over financial reporting, reviews of our quarterly reports, comfort letters, consents, and review of documents filed with the SEC.
(2)	Tax fees consist of fees for certain tax compliance services and tax advice.

The audit committee has concluded that the provision of non-audit services listed above is compatible with maintaining the independence of Ernst & Young LLP.

Pre-Approval Policy for Audit and Non-Audit Services

The audit committee must pre-approve all audit and non-audit services involving our independent registered public accounting firm.

In addition to the audit work necessary for us to file required reports under the Securities Exchange Act of 1934, as amended (i.e., quarterly reports on Form 10-Q and annual reports on Form 10-K), our independent registered public accounting firm may perform non-audit services, other than those prohibited by the Sarbanes-Oxley Act of 2002, provided they are approved in advance by the audit committee. The audit committee approved all audit and non-audit services performed by our independent registered public accounting firm in 2018 and 2017.

Approval Process

Annually, the audit committee reviews the audit plan and fees for that year, including the proposed audit fee associated with the audit services in connection with our compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The audit committee may, at the time it reviews the proposed audit fees or subsequently thereafter, approve the provision of tax and other non-audit related services and the maximum expenditure which may be incurred for such services for such year. Any fees for the audit in excess of those approved and any fees for non-audit related services in excess of the maximum established by the audit committee must receive the approval of the audit committee.

Proposals for any other non-audit services to be performed by the independent registered public accounting firm must be approved by the audit committee.

The audit committee of the board of directors is comprised of three independent directors and operates under a written charter adopted by the board of directors. The audit committee reviews the charter on an annual basis. The board of directors, in its business judgment, has determined that each member of the audit committee is independent as required by the New York Stock Exchange listing standards and the applicable rules of the Securities and Exchange Commission, during his service on the committee.

REPORT OF THE AUDIT COMMITTEE

The role of the audit committee is to select and engage our independent registered public accounting firm and to oversee and monitor, among other things, our financial reporting process, the independence and performance of the independent registered public accounting firm and the functioning of our internal controls. It is the responsibility of management to prepare financial statements in accordance with generally accepted accounting principles and of the independent registered public accounting firm to perform an independent audit of the financial statements and to express an opinion on the conformity of those financial statements with generally accepted accounting principles.

In performing its duties, the audit committee:

•	met and held discussions with management, the independent registered public accounting firm and the accounting firm performing the internal control audit function on our behalf;
•	discussed with the independent registered public accounting firm the overall plan for its 2018 audit and other activities and reviewed with the accounting firm performing the internal control function its work plan and the scope of its activities;
•	reviewed and discussed the year end consolidated financial statements, report of internal controls over financial reporting and the Annual Report on Form 10-K with management and the independent registered public accounting firm;
•	reviewed prior to issuance or release, the (i) unaudited quarterly financial statements prior to filing each Form 10-Q with the Securities and Exchange Commission and (ii) quarterly earnings press releases;
•	discussed our internal control procedures and their evaluation of our internal controls (including compliance with COSO 2013 principles), with management, the independent registered public accounting firm and the accounting firm performing the internal control audit function;
•	reviewed with management the process used for the certifications under the Sarbanes-Oxley Act of 2002 of our filings with the Securities and Exchange Commission;
•	discussed with the independent registered public accounting firm matters required to be discussed by the Public Company Accounting Oversight Board (the “PCAOB”) Auditing Standard (“AS”) No. 1301 (formerly AS 16), Communications with Audit Committees;
•	received from the independent registered public accounting firm the written disclosures regarding the auditors independence required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Governing Independence, and discussed with such firm its independence; and
•	reviewed and approved the independent registered public accounting firm’s fees, both for performing audit and non-audit services, and considered whether the provision of non-audit services by the independent registered public accounting firm was compatible with maintaining the independent registered public accounting firm’s independence and concluded that it was compatible.

Prior to and in conjunction with the filing of the quarterly and annual financial statements, the audit committee meets with the independent registered public accounting firm and the accounting firm performing the internal control audit function, with and without management present, to discuss the results of their review or audit, as applicable, their evaluations of the internal controls, and the overall quality and acceptability of our financial reporting.

Based on the reviews and discussions referred to above, the audit committee recommended that the audited financial statements for 2018 be included in our Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the Securities and Exchange Commission.

The committee believes that as a result of Ernst & Young’s knowledge of the Company, the quality of Ernst & Young’s performance in 2018, Ernst & Young’s independence from us and management, and Ernst & Young’s extensive experience with REITs, that it is in the best interests of the Company and its stockholders to retain the services of Ernst & Young. Accordingly, the audit committee approved the retention of Ernst & Young LLP as independent registered public accounting firm for 2019.

Respectfully submitted,

Leor Siri, Chair
Joseph A. DeLuca
Eugene I. Zuriff

PAY RATIO

As required by and in accordance with, Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder, we provide below a reasonable estimate of the relationship of the annual total compensation of Mr. Patrick J. Callan, Jr., our Chief Executive Officer and President, to the median annual total compensation of our employees (other than the CEO). For 2018:

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table, was $1,835,000;
•	the median annual total compensation of all our employees (other than our CEO) was $286,000; and
•	our CEO’s annual total compensation was 6.4 times that of the median of the annual total compensation of all our employees (other than our CEO).

In calculating this estimate, we included as our employees as of the December 31, 2018 measurement date, all those individuals to whom we are required by the Internal Revenue Code of 1986, as amended, to issue a W-2. We identified our median employee by calculating our employees’ total annual compensation in the same manner that the CEO’s total annual compensation is calculated for the Summary Compensation Table.

SEC rules allow companies to adopt a variety of methodologies and apply various assumptions in presenting this ratio. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio we report.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors, and persons who beneficially own more than 10% of our issued and outstanding capital stock, file certain reports with the Securities and Exchange Commission. Executive officers, directors and greater than 10% beneficial owners are required by the rules and regulations promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based on a review of information supplied to us by our executive officers and directors, and public filings made by any 10% beneficial owners, we believe that in 2018, all Section 16(a) filing requirements applicable to our executive officers, directors and 10% beneficial owners were met on a timely basis.

ADDITIONAL INFORMATION AND NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

As of the date of this proxy statement, we do not know of any business that will be presented for consideration at the meeting other than the items referred to in the Notice of the Meeting. Subject to applicable law, if any other matter is properly brought before the meeting for action by stockholders, the holders of the proxies will vote and act with respect to the business in accordance with their best judgment and discretionary authority to do so is conferred by the enclosed proxy.

Our corporate governance guidelines, code of business conduct and ethics and the charter for each of our audit, compensation and nominating committees are available at the corporate governance section of our website at: www.onelibertyproperties.com/corporate_governance. Copies of such documents may be obtained without charge by writing to us at 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021, Attn: Secretary.

This proxy statement (including the notice of meeting), the proxy card and our 2018 annual report to stockholders are available at http://1liberty.com/annualmeetingmaterials.pdf.

Great Neck, NY April 23, 2019	By order of the Board of Directors Mark H. Lundy, Secretary

Annex A

ONE LIBERTY PROPERTIES, INC.
2019 INCENTIVE PLAN

SECTION 1
EFFECTIVE DATE AND PURPOSE

1.1 Effective Date. This Plan (as defined) shall become effective upon approval by the stockholders of the Company (as defined), as and to the extent required by the listing requirements of the New York Stock Exchange.

1.2 Purpose of the Plan. The Plan is designed to motivate, retain and attract Participants (as defined) of experience and ability and to further the financial success of the Company by aligning the interests of Participants through the ownership of Shares (as defined) with the interests of the Company’s stockholders.

SECTION 2
DEFINITIONS

The following terms shall have the following meanings (whether used in the singular or plural) unless a different meaning is plainly required by the context:

“1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or a regulation thereunder shall include any regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

“Affiliate” or “Affiliates” has the meaning ascribed to such term by Rule 501 promulgated under the Securities Act of 1933, as amended.

“Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Restricted Stock Units, Dividend Equivalent Rights and Performance Share Awards.

“Award Agreement” means either (1) the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan or (2) a statement (including an electronic communication) issued by the Company to a Participant describing the terms and provisions of such Award.

“Board” or “Board of Directors” means the Board of Directors of the Company, or any analogous governing body of any successor to the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

“Committee” means the Compensation Committee of the Board or the committee of the Board appointed to administer the Plan.

“Company” means One Liberty Properties, Inc., a Maryland corporation.

“Company Voting Stock” has the meaning ascribed to such terms by Section 12.1(a).

“Dividend Equivalent Right” means an Award granted pursuant to Section 9, entitling the Participant to receive an amount of cash equal to the cash distributions that would have been paid on the Shares specified in the Award to which such Dividend Equivalent Right relates, as if such Shares had been issued to and held by the Participant holding such Dividend Equivalent Right during the period beginning with the grant date (or if otherwise determined by the Committee, the beginning of the Performance Cycle) of the Award to which the Dividend Equivalent Right relates through the vesting date of such award (or if otherwise determined by the Committee, the conclusion of such Performance Cycle).

“Disability” or “Disabled” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

“Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

“Fair Market Value” means, as of any given date: (i) the closing sales price of the Shares on any national securities exchange on which the Shares are listed; (ii) the closing sales price if the Shares are listed on the OTCBB or other over the counter market; or (iii) if there is no regular public trading market for such Shares, the fair market value of the Shares as determined by the Committee.

“Grant Date” means, with respect to an Award, the effective date that such Award is granted to a Participant.

“Incentive Stock Option” means an Option to purchase Shares which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

“Incumbent Board” has the meaning ascribed to such term by Section 12.1(b).

“Non-management director” means a director who, in the applicable calendar year, was not compensated, directly or indirectly, by the Company, any Subsidiary or any of their Affiliates, other than compensation for service as a director or as a member of any committee of the Board.

“Non-qualified Stock Option” means an Option to purchase Shares which is not an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option.

“Participant” means an officer, employee, director or consultant of the Company or any of its Subsidiaries.

“Performance Criteria” shall mean any, a combination of, or all of the following: (i) pre-tax income, (ii) after-tax income, (iii) net income (meaning net income as reflected in the Company’s financial reports for the applicable period), (iv) operating income (including net operating income), (v) cash flow, cash flow from operations, free cash flow and any one or more of the foregoing, (vi) return on any one or more of equity, capital, invested capital and assets, (vii) funds available for distribution, (viii) occupancy rate at any one or more of the Company’s or its Subsidiaries’ properties, (ix) total stockholder return, (x) funds from operations (“FFO”), as computed in accordance with standards established by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”), (xi) adjusted FFO (i.e., adjusting FFO to give effect to any one or more of the following: straight-line rent, amortization of lease intangibles, lease termination fee income, amortization of restricted stock or other non-cash compensation expense, amortization and/or write-off of deferred financing costs, deferred mortgage costs and debt prepayment costs),(xii) stock appreciation (meaning an increase in the price or value of the Shares after the date of grant of an award and during the applicable period), (xiii) revenues, (xiv) assets, (xv) earnings before any one or more of the following items: interest, taxes, impairment charges, depreciation or amortization for the applicable period, as reflected in the Company’s financial reports for the applicable period, (xvi) reduction in expense levels, (xvii) operating cost management and employee productivity, (xviii) strategic business criteria consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, cost targets and goals relating to acquisition or divestitures; (xix) achievement of business or operational goals such as market share and/or business development, and (xx) such other metrics or criteria as the Committee may establish or select. Performance Criteria need not be the same with respect to all Participants and may be established on an aggregate or per share basis (diluted or undiluted), may be based on performance compared to performance by businesses or indices specified by the Committee, may be compared to any prior period, may be based on a company-wide basis or in respect of any one or more business units, may be measured on an absolute or relative basis, may be adjusted for non-controlling interests, and any one or more of the foregoing. All calculations and financial accounting matters relevant to this Plan shall be determined in accordance with GAAP, except as otherwise directed by the Committee.

“Performance-Based Award” means an Award granted pursuant to Section 8 of the Plan.

“Performance Cycle” means one or more periods of time which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participants right to and the payment of a Restricted Stock Award, Restricted Stock Unit, Option or Performance Share Award.

“Performance Goals” means for a Performance Cycle, the applicable Performance Criteria.

“Period of Restriction” means the period during which an Award granted hereunder is subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of Performance Goals or the occurrence of other events as determined by the Committee.

“Plan” means the One Liberty Properties, Inc. 2019 Incentive Plan, as set forth in this instrument, and as hereafter amended from time to time.

“Restricted Stock” means an Award of Shares, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the Award Agreement and as contemplated herein.

“Restricted Stock Unit” or “RSU” means an Award of a right to receive one Share, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the Award Agreement and as contemplated herein.

“Retirement” means (i) a director who has attained the age of 65 years who resigns or retires from the Board or does not stand for re-election to the Board and has served continuously as a director of the Company for not less than six consecutive years, and (ii) an officer or employee of, or consultant to, the Company or one of its Subsidiaries who has attained the age of 65 years who resigns or retires from the Company or one of its Subsidiaries and has served in any such capacity with the Company or one of its Subsidiaries for not less than ten consecutive years at the time of retirement or resignation.

“Shares” means the shares of common stock, $1.00 par value, of the Company, or any other security of the Company determined by the Committee pursuant to Section 5.3.

“Subsidiary” means (i) a corporation, association or other business entity of which 50% or more of the total combined voting power of all classes of capital stock is owned, directly or indirectly, by the Company or by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company, (ii) any partnership or limited liability company of which 50% or more of the capital and profit interests is owned, directly or indirectly, by the Company or by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company, or (iii) any other entity not described in clauses (i) or (ii) above of which 50% or more of the ownership and the power, pursuant to a written contract or agreement, to direct the policies and management or the financial and the other affairs thereof, are owned or controlled by the Company or by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company.

SECTION 3
ELIGIBILITY

3.1 Participants. Awards may be granted in the discretion of the Committee to officers, employees, directors and consultants of the Company or its Subsidiaries.

3.2 Non-Uniformity. Awards granted hereunder need not be uniform among eligible Participants and may reflect distinctions based on title, compensation, responsibility or any other factor the Committee deems appropriate.

SECTION 4
ADMINISTRATION

4.1 The Committee. The Plan will be administered by the Committee, which, to the extent deemed necessary by the Board, will consist of two or more persons who satisfy the requirements for a “non-employee director” under Rule 16b-3 promulgated under the 1934 Act. The members of the Committee shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors. In the absence of such appointment, the Board of Directors shall serve as the Committee and shall have all of the responsibilities, duties, and authority of the Committee set forth herein.

4.2 Authority of the Committee. Subject to applicable law, the Committee shall have the exclusive authority to administer and construe the Plan in accordance with its provisions. The Committee’s authority shall include, without limitation, the power to (a) determine persons eligible for Awards, (b) prescribe the terms and conditions of the Awards, (c) construe and interpret the Plan, the Awards and any Award Agreement, (d) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith and (e) establish, interpret, amend or revoke any such rules. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more officers of the Company to the extent permitted by law.

4.3 Decisions Binding. All determinations and decisions made by the Committee and any of its delegatees pursuant to Section 4.2 shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

4.4 Limitation on Awards Granted to Non-management directors. The maximum number of Shares issuable pursuant to Awards that may be granted to a Non-management director in any calendar year shall not exceed 10,000 Shares.

SECTION 5
SHARES SUBJECT TO THE PLAN

5.1 Number of Shares. Subject to adjustment as provided in Section 5.3, the total number of Shares available for grant under the Plan shall not exceed 750,000 Shares. The Shares available for issuance under the Plan shall be authorized but unissued Shares of the Company.

5.2 Lapsed Awards. Unless determined otherwise by the Committee, Shares related to Awards that are forfeited, cancelled, terminated or expire unexercised, shall be available for grant under the Plan. Shares that are tendered by a Participant to the Company in connection with the exercise of an Award, withheld from issuance in connection with a Participant’s payment of tax withholding liability, or settled in such other manner so that a portion or all of the Shares included in an Award are not issued to a Participant shall not be available for grant under the Plan.

5.3 Adjustments in Awards and Authorized Shares. In the event of a stock dividend or stock split, the number of Shares subject to the Plan, outstanding Awards and the numerical amounts set forth in Sections 5, 6, 7 and 8 shall automatically be adjusted proportionally to prevent the dilution or diminution of such Awards, except to the extent directed otherwise by the Committee. In the event of a merger, reorganization, consolidation, recapitalization, separation, liquidation, combination or other similar change in the structure of the Company affecting the Shares, the Committee shall adjust the number and class of Shares which may be delivered under the Plan, the number, class and price of Shares subject to outstanding Awards, and the numerical limits of Sections 5, 6, 7 and 8 in such manner as the Committee shall determine to be advisable or appropriate to prevent the dilution or diminution of such Awards. Any such numerical limitations shall be subject to adjustment under this Section only to the extent such adjustment will not affect the ability to grant or the qualification of Incentive Stock Options under the Plan or subject the Participant to taxes, penalties and interest imposed under section 409A(a)(1) of the Code.

5.4 Restrictions on Transferability. The Committee may impose such restrictions on any Award, Award of Shares or Shares acquired pursuant to an Award as it deems advisable or appropriate, including, but not limited to, restrictions related to applicable Federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, and any blue sky or state securities laws.

SECTION 6
STOCK OPTIONS

6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants at any time and from time to time as determined by the Committee. The Committee shall determine the number of Shares subject to each Option. The Committee may grant Incentive Stock Options, Nonqualified Stock Options, or any combination thereof. The maximum aggregate number of Shares underlying Options granted in any one calendar year to an individual Participant is 50,000.

6.2 Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option, any conditions on exercise of the Option and such other terms and conditions as the Committee shall determine, including terms regarding forfeiture of Awards or continued exercisability of Awards in the event of termination of employment by the Participant.

6.3 Exercise Price. The Exercise Price for each Option shall be determined by the Committee and shall be provided in each Award Agreement; provided, however, the Exercise Price for each Option may not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date. In the case of an Incentive Stock Option, the Exercise Price shall be not less than one hundred ten percent (110%) of the Fair Market Value of a Share if the Participant (together with persons whose stock ownership is attributed to the Participant pursuant to section 424(d) of the Code) owns on the Grant Date stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries.

6.4 Expiration of Options. Except as provided in Section 6.7(c) regarding Incentive Stock Options, each Option shall terminate upon the earliest to occur of (i) the date(s) for termination of the Option set forth in the Award Agreement or (ii) the expiration of ten (10) years from the Grant Date. Subject to such limits, the Committee shall provide in each Award Agreement when each Option expires and becomes un-exercisable. Except as set forth in an Award Agreement or as provided by the Committee, upon Retirement of a Participant, an Option may be exercised by such Participant to the extent it was exercisable on the effective date of the Retirement and shall be exercisable for a period of six months from the effective date of such Retirement, but not later than the expiration of the maximum term such Option. The Committee may not, after an Option is granted, extend the maximum term of the Option.

6.5 Exercisability of Options. Options granted under the Plan shall be exercisable, in whole or in part, at such times and be subject to such restrictions and conditions as the Committee shall determine. After an Option is granted, the Committee may accelerate or waive any condition constituting a substantial risk of forfeiture applicable to the Option.

6.6 Payment. Options shall be exercised by a Participant’s delivery of a written notice of exercise to the Secretary of the Company (or his or her designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. Upon the exercise of an Option, the Exercise Price shall be payable to the Company in full in cash or its equivalent. The Committee may permit exercise (a) by the Participant tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, (b) the Participant tendering a combination of cash and previously acquired Shares equal to total Exercise Price (the Shares tendered being valued at Fair Market Value at the time of exercise), or (c) by any other means which the Committee determines to provide legal consideration for the Shares, and to be consistent with the purposes of the Plan. As soon as practicable after receipt of a written notification of exercise and full payment for the Shares purchased, the Company shall deliver, or cause to be delivered, to the Participant, evidence of such Participant’s ownership of such Shares. No right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares as to which the Option has been exercised until the records of the Company or its transfer agent reflect the issuance of such Shares. No adjustment will be made for a dividend or other rights for which a record date is established prior to the date the records of the Company or its transfer agent reflect the issuance of the Shares upon exercise of the Options.

6.7 Certain Additional Provisions for Incentive Stock Options.

(a) Exercisability. The aggregate Fair Market Value (determined on the Grant Date(s)) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company, any parent and its Subsidiaries) shall not exceed $100,000. The portion of the Option which is in excess of the $100,000 limitation shall be treated as a Non-Qualified Option pursuant to Section 422(d)(1) of the Code.

(b) Company and Subsidiaries Only. Incentive Stock Options may be granted only to Participants who are officers or employees of the Company or a Subsidiary on the Grant Date.

(c) Expiration. No Incentive Stock Option may be exercised after the expiration of ten (10) years from the Grant Date. In the case of an Incentive Stock Option that is granted to a Participant who (together with persons whose stock ownership is attributed to the Participant pursuant to Section 424(d)

of the Code) owns on the Grant Date stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the term of such Incentive Stock Option shall be no more than five years from the Grant Date.

6.8 Restriction on Transfer. Except as otherwise determined by the Committee or as set forth in the Award Agreement, no Option may be transferred, gifted, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily. Upon the death or Disability of a Participant, an Option may be exercised by the duly appointed personal representative of the deceased Participant or in the event of a Disability by the Participant or the duly appointed attorney-in-fact, guardian or custodian of the Disabled Participant to the extent the Option was exercisable on the date of death or the date of Disability and shall be exercisable for a period of six months from the date of death or the date of Disability.

6.9 Repricing of Options. Without stockholder approval, (i) the Company will not reprice, replace or regrant an outstanding Option either in connection with the cancellation of such Option or by amending an Award Agreement to lower the exercise price of such Option, and (ii) the Company will not cancel outstanding Options in exchange for cash or other Awards.

6.10 Voting Rights. A Participant shall have no voting rights with respect to any Options granted hereunder.

SECTION 7
RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1 Grant of Restricted Stock and Restricted Stock Units. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or RSUs to Participants in such amounts as the Committee shall determine. The Committee shall determine the number of Shares of Restricted Stock and/or RSUs to be granted to each Participant and the time when each Award shall be granted. No more than 100,000 Shares of each of Restricted Stock and Shares underlying RSUs may be granted to any individual Participant in any one calendar year.

7.2 Restricted Stock and RSU Agreements. Each Award of Restricted Stock and RSUs shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares of Restricted Stock granted, the number of Shares subject to an RSU, any applicable Performance Goals and Performance Cycle, and such other terms and conditions as the Committee shall determine, including terms regarding forfeiture of Awards in the event of termination of employment by the Participant or termination of the Participant’s relationship with the Company as a director, officer or consultant.

7.3 Transferability. Except as otherwise determined by the Committee or as set forth in the Award Agreement, Shares of Restricted Stock and RSUs (including Shares underlying RSUs) may not be sold, transferred, gifted, bequeathed, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily, until the end of the applicable Period of Restriction and the satisfaction, in whole or in part, of any applicable Performance Goals within the applicable Performance Cycle. Except as otherwise determined by the Committee or as set forth in the Award Agreement, in the event of the death, Disability or Retirement of a Participant, all unvested Restricted Stock and unvested RSUs shall not vest on the date of death or Disability or the effective date of Retirement. Without stockholder approval, the Company will not, except as otherwise provided for in the Plan, repurchase outstanding unvested Restricted Stock or unvested RSUs in exchange for cash or accelerate the vesting of outstanding unvested Shares of Restricted Stock or RSUs.

7.4 Other Restrictions. The Committee may impose such other restrictions on Shares of Restricted Stock and RSUs (including Shares underlying RSUs) as it may deem advisable or appropriate in accordance with this Section 7.4.

(a) General Restrictions. The Committee may set one or more restrictions based upon (a) the achievement of specific Performance Goals, (b) applicable Federal or state securities laws, (c) time-based restrictions, or (d) any other restrictions determined by the Committee.

(b) Methods of Implementing Restrictions. The Committee may take such action as it, in its sole discretion, deems appropriate to give notice to the Participant of, and implement, the restrictions imposed pursuant to Section 7.

7.5 Removal of Restrictions. After the end of the Period of Restriction, the Shares(including the Shares underlying the RSUs) shall be freely transferable by the Participant, subject to any other restrictions on transfer (including without limitation, limitations imposed pursuant to the Company’s organizational documents) which may apply to such Shares.

7.6 Voting Rights. Except as otherwise determined by the Committee and set forth in the Award Agreement, Participants holding (a) Shares of Restricted Stock shall have voting rights during the Period of Restriction and (b) RSUs shall not have voting rights during the Period of Restriction.

7.7 Dividends and Other Distributions. Except as otherwise determined by the Committee and set forth in the Award Agreement, Participants holding (a) Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to the Shares during the Period of Restriction and (b) except to the extent a Dividend Equivalent Right is granted in tandem with an RSU, RSUs shall not be entitled to receive any dividends or other distributions paid with respect to the underlying Shares during the Period of Restriction.

SECTION 8
PERFORMANCE-BASED AWARDS

8.1 Performance-Based Awards. Participants selected by the Committee may be granted one or more Performance Awards in the form of Options, Restricted Stock, Restricted Stock Units, Dividend Equivalent Rights or Performance Share Awards payable upon the attainment of Performance Goals that are established by the Committee and related to one or more of the Performance Criteria, in each case on a specified date or dates or over a Performance Cycle as determined by the Committee. The Committee shall define the manner of calculating the Performance Criteria it selects to use for any Performance Cycle. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of an individual. The Committee, in its discretion, may adjust or modify the calculation of Performance Goals for such Performance Cycle in order to prevent the dilution or enlargement of the rights of an individual (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development, (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; provided, however, that the Committee may not exercise such discretion in a manner that would increase the Performance-Based Award granted to a Participant. Each Performance-Based Award shall comply with the provisions set forth below. Performance Awards, other than Dividend Equivalent Rights, shall be paid in Shares.

8.2 Grant of Performance-Based Awards. With respect to each Performance-Based Award granted to a Participant, the Committee shall select, within the first 180 days of the beginning of a Performance Cycle, the Performance Criteria for such grant, and the Performance Goals with respect to each Performance Criterion (including, if applicable, a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-Based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Committee may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Performance-Based Awards to different Participants.

8.3 Payment of Performance-Based Awards. Following the completion of a Performance Cycle, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to calculate and certify in writing the amount of the Performance-Based Awards earned for the Performance Cycle.

8.4 Maximum Award Payable. The maximum Performance-Based Award payable to any one Participant under the Plan for a Performance Cycle is 100,000 Shares (subject to adjustment as provided in Section 5.3 hereof).

SECTION 9
DIVIDEND EQUIVALENT RIGHTS

9.1 Dividend Equivalent-Rights. A Dividend Equivalent Right may be granted hereunder to any Participant only in tandem with an Award of RSUs or a Performance Based Award (other than an Award of Restricted Stock or Options). The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Agreement which shall provide that such Dividend Equivalent Right, except to the extent otherwise provided in the related Award Agreement, shall (i) not be sold, transferred, gifted, bequeathed, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily, until the end of the applicable Period of Restriction and the satisfaction, in whole or in part, of any applicable Performance Goals within the applicable Performance Cycle, and (ii) be settled upon settlement or payment of, or lapse of restrictions on, the Award to which it relates, and such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such Award.

SECTION 10
AMENDMENT, TERMINATION, AND DURATION

10.1 Amendment, Suspension, or Termination. The Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason; provided, however, that if and to the extent required by law or to maintain the Plan’s compliance with the Code, the rules of any national securities exchange (if applicable), or any other applicable law, any such amendment shall be subject to stockholder approval. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore granted to such Participant. No Award may be granted during any period of suspension or after termination of the Plan.

10.2 Duration of the Plan. The Plan shall become effective in accordance with Section 1.1, and subject to Section 10.1, shall remain in effect until the tenth anniversary of the effective date of the Plan.

SECTION 11
TAX WITHHOLDING

11.1 Withholding Requirements. Prior to the delivery of any Shares pursuant to an Award (or the exercise thereof), the Company shall have the power and the right to deduct or withhold from any amounts due to the Participant from the Company, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state and local taxes (including the Participant’s FICA obligation) required or appropriate to be withheld with respect to such Award (or the exercise or vesting thereof).

11.2 Withholding Arrangements. The Company, pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part, by (a) electing to have the Company withhold otherwise deliverable Shares, or (b) delivering to the Company, Shares then owned by the Participant. The amount of the withholding requirement shall be deemed to include any amount that the Company agrees may be withheld at the time any such election is made, not to exceed the amount determined by using the maximum federal, state and local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the taxes are required to be withheld.

SECTION 12
CHANGE IN CONTROL

12.1 Change in Control. For purposes of the Plan, a Change in Control means any of the following:

(a) the acquisition (other than from the Company) in one or more transactions by any person (as such term is used in Section 13(d) of the 1934 Act) of the beneficial ownership (within the meaning of Rule 13d-3 under the 1934 Act) of 25% or more of (i) the then outstanding Shares or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Company Voting Stock”); provided, however, the provision of this Section 12.1(a) is not applicable to acquisitions made individually, or as a group, by Fredric H. Gould, Matthew J. Gould and Jeffrey A. Gould, and their respective spouses, lineal descendants and Affiliates;

(b) individuals who, as of the date of the Award, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of such Award whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Regulation 14A promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board;

(c) the closing of a sale or other conveyance of all or substantially all of the assets of the Company; or

(d) the effective time of any merger, share exchange, consolidation, or other business combination involving the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held the Company’s voting Shares.

12.2 Effect of Change of Control. On the effective date of any Change in Control, unless the applicable Award Agreement provides otherwise: (i) in the case of an Option, each such outstanding Option shall become exercisable in full in respect of the aggregate number of Shares covered thereby; and (ii) in the case of Restricted Stock, Restricted Stock Units, Dividend Equivalent Rights and Performance Share Awards, the Period of Restriction applicable to each such Award shall be deemed to have expired. Notwithstanding the foregoing, unless otherwise provided in the applicable Award Agreement, the Committee may, in its discretion, determine that any or all outstanding Awards of any or all types granted pursuant to the Plan will not become exercisable on an accelerated basis nor will the Restriction Period expire in connection with a Change of Control if effective provision has been made for the taking of such action which, in the opinion of the Committee, is equitable and appropriate to substitute a new Award for such Award or for the assumption of such Award and to make such new or assumed Award, as nearly as may be practicable, equivalent to the old Award (before giving effect to any acceleration of the exercisability or the expiration of the Restriction Period), taking into account, to the extent applicable, the kind and amount of securities, cash, or other assets into or for which the Shares may be changed, converted, or exchanged in connection with such Change of Control.

SECTION 13
MISCELLANEOUS

13.1 Deferrals. To the extent consistent with the requirements of section 409A of the Code, the Committee may provide in an Award Agreement or another document that a Participant is permitted or required to defer receipt of the delivery of Shares that would otherwise be due to such Participant under an Award, other than an Option, any such deferral shall be subject to such rules and procedures as shall be determined by the Committee.

13.2 Termination for Cause. If a Participant’s employment or relationship with the Company or a Subsidiary shall be terminated for cause by the Company or such Subsidiary during the Restriction Period or prior to the exercise of any Option (for these purposes, cause shall have the meaning ascribed thereto in any employment agreement or Award Agreement to which such Participant is a party or, in the absence thereof, shall include, but not be limited to, insubordination, dishonesty, incompetence, moral turpitude, the refusal to perform his duties and responsibilities for any reason (other than illness or incapacity) and other misconduct of any kind, as determined by the Committee), then, (i) all Options (whether or not then vested and exercisable) shall immediately terminate and (ii) such Participant’s rights to all Restricted Stock, RSUs, Dividend Equivalent Rights and Performance Share Awards shall be forfeited immediately.

13.3 No Effect on Employment or Service. Nothing in the Plan, any Award or any Award Agreement, and no action of the Committee, shall confer or be construed to confer on any Participant any right to continue in the employ or service of the Company or any Subsidiary or shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or service at any time, with or without cause. Employment with the Company or any Subsidiary is on an at-will basis only, unless otherwise provided by an applicable employment or service agreement between the Participant and the Company or any Subsidiary, as the case may be.

13.4 Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect merger, consolidation or otherwise, or the purchase of all or substantially all of the business or assets of the Company.

13.5 No Rights as Stockholder. Except to the limited extent provided in Sections 7.6 and 7.7, no Participant (nor any beneficiary thereof) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or the exercise or vesting thereof), unless and until the issuance of such Shares shall have been recorded on the records of the Company or its transfer agents or registrars.

13.6 Uncertificated Shares. Notwithstanding any provision of the Plan to the contrary, the ownership of Shares issued under the Plan may be evidenced in such a manner as the Committee, in its sole discretion, deems appropriate, including by book-entry or direct registration (including transaction advices) or the issuance of one or more share certificates, and to the extent that the Plan, applicable law or the Company’s organizational documents, require or contemplate the imposition of a legend or other notation on one or more certificates evidencing Shares or an Award, the Committee shall have the sole discretion to determine the manner in which such legend or notation is implemented.

13.7 Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, or Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

13.8 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

13.9 Requirements of Law; Claw-Back Policies. The grant of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required from time to time, and shall be subject to the applicable provisions of any claw-back policy implemented by the Company, whether implemented prior to or after the grant of such Award, including without limitation, any claw-back policy adopted to comply with the requirements of applicable law (including the requirements of a national securities exchange).

13.10 Securities Law Compliance. To the extent any provision of the Plan, Award Agreement or action by the Committee fails to comply with any applicable federal or state securities law, it shall be deemed null and void, to the extent permitted by law and deemed advisable or appropriate by the Committee.

13.11 Real Estate Investment Trust. No Award shall be granted or awarded and, with respect to any Award granted under the Plan, such Award shall not vest, be exercisable or be settled, to the extent that the grant, vesting, exercise or settlement of such Award could cause the Participant or any other person to be in violation of any restrictions on ownership and transfer of the Company’s securities set forth in its articles of incorporation or other governing instrument or organizational documents, as amended, and in effect from time to time, or if, in the discretion of the Committee, the grant, vesting, exercise or settlement of such award could otherwise impair the Company’s status as a real estate investment trust under the Code.

13.12 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Maryland.

13.13 Captions. Captions are provided herein for convenience of reference only, and shall not serve as a basis for interpretation or construction of the Plan.

ANNUAL MEETING OF STOCKHOLDERS OF

ONE LIBERTY PROPERTIES, INC.

June 13, 2019

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://1liberty.com/annualmeetingmaterials.pdf

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00003333330000000000 3 061319

The Board of Directors recommends a vote "FOR" all nominees and "FOR" proposals 2 and 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

This Proxy, when properly executed, will be voted in the manner directed above. If no direction is made, this Proxy will be voted FOR all nominees and FOR proposals 2 and 3, and this Proxy, when properly executed, will be voted in the discretion of the proxy holders on any other business properly brought before the meeting or at any adjournment or postponement thereof. If any nominee named in this Proxy is unwilling or unable to serve as a director, this Proxy will be voted FOR any other nominee designated by the Board of Directors. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares of common stock unless you sign, date and return this card.

The Board of Directors recommends you vote FOR each of the Director Nominees listed below

NOMINEES:	FOR	AGAINST	ABSTAIN
Jeffrey A. Gould	☐	☐	☐
Matthew J. Gould	☐	☐	☐
J. Robert Lovejoy	☐	☐	☐

	FOR	AGAINST	ABSTAIN
2. Approve the Company's 2019 Incentive Plan.	☐	☐	☐
3. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019.	☐	☐	☐

4. The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. Please date this Proxy.